(415) 233-4586

                                 June 30, 1995

VIA EDGAR
- ---------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Western Micro Technology, Inc. -- Definitive Proxy
          Materials -- Special Meeting of Shareholders -- July 21, 1995

Dear Commissioners:

     On behalf of Western Micro Technology, Inc. (the "Company"), please find enclosed for filing a copy of the Company's Notice of Special Meeting of Shareholders, Proxy Statement and form of Proxy relating to its Special Meeting of Shareholders to be held on July 21, 1995. The fee applicable to this filing was paid at the time the Company filed its preliminary proxy material with the Commission. For the information of the Commission only, the Company is also concurrently providing the Commission in paper format with seven copies of the Company's Annual Report to Shareholders, which consists of the Company's Form 10-K for the year ended December 31, 1994, as amended by the Company's Form 10-K/A Amendment No. 1 dated April 28, 1995, and a letter to Shareholders from the Chairman of the Board.

     The Company intends to mail definitive copies of the proxy materials to shareholders on or about May 30, 1995.

     By copy of this letter, three copies of the Company's preliminary proxy materials have also been sent to the Nasdaq Stock Market.

     To indicate your receipt of the enclosed materials, please stamp the enclosed copy of this letter and return it in the enclosed self-addressed, postage-prepaid envelope.

                                            Very truly yours,

                                            Katharine A. Martin
Encs.
cc:  Nasdaq Stock Market
     Mr. James W. Dorst

     Mr. J.A. del Calvo

                           SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities

                              Exchange Act of 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:


/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Western Micro Technology, Inc.
- -------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

- -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/x/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)   Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------------
    2)   Aggregate number of securities to which transaction applies:

         ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         ----------------------------------------------------------------------
    4)   Proposed maximum aggregate value of transaction:
              $13,000,000

         ----------------------------------------------------------------------
    5)   Total fee paid:
              $2,600 at the time of filing preliminary proxy

         ----------------------------------------------------------------------
/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)   Amount Previously Paid:

         ----------------------------------------------------------------------
    2)   Form, Schedule or Registration Statement No.:

         ----------------------------------------------------------------------
    3)   Filing Party:

         ----------------------------------------------------------------------
    4)   Date Filed:

         ----------------------------------------------------------------------

                         WESTERN MICRO TECHNOLOGY, INC.

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of
WESTERN MICRO TECHNOLOGY, INC.:

         A Special Meeting of Shareholders of Western Micro Technology, Inc. (the "Company") will be held at 12900 Saratoga Avenue, Saratoga, California 95070, on Friday, July 21, 1995 at 10:00 a.m. for the purpose of considering and acting upon the following proposals:

                 (1) To approve the sale of certain of the assets of the Company, comprised of all of the operating assets of the Company's electronic semiconductor components distribution business, to Reptron Electronics, Inc., pursuant to the terms and conditions of the Asset Purchase Agreement dated as of May 5, 1995 in the form attached as Appendix A to this Proxy Statement; and

                 (2) To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on May 22, 1995 as the record date for determination of Shareholders entitled to notice of and to vote at the Special Meeting and at any postponements or adjournments thereof. The affirmative vote of holders of a majority of the Shares of Common Stock outstanding as of the record date is required to approve the proposed transaction. Shareholders are not entitled to dissenters' rights under California General Corporation Law in connection with the proposed transaction.

         The Company's 1994 Annual Report, which consists of the Company's Form 10-K for the year ended December 31, 1994, as amended by the Company's Form 10-K/A Amendment No. 1 dated April 28, 1995, and a letter to the Shareholders from the Chairman of the Board, and the Company's Form 10-Q for the quarter ended March 31, 1995, accompany this Notice of Meeting and Proxy Statement.

                                         By Order of the Board of Directors

                                                   Ronald H. Mabry
                                                      Secretary

Saratoga, California
June 30, 1995

BECAUSE APPROVAL OF ITEM 1 ABOVE REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES ISSUED AND OUTSTANDING, YOUR VOTE IS PARTICULARLY IMPORTANT.

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                                TABLE OF CONTENTS

                                                                                                                            Page
                                                                                                                            ----
SPECIAL MEETING OF SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

PURPOSE OF THE MEETING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

VOTING RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

PROXIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

SUMMARY OF PROXY STATEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

THE SALE OF ASSETS TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Background . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Businesses to be Sold and Retained . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Certain Information Concerning the Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Interests of Management in the Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Effect on Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Application of Sale Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Regulatory Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Tax Consequences to the Company and the Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Recommendation of the Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Conditions to Consummation of Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Shareholder Derivative Complaint . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Termination; Amendment and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Agreement Not to Compete . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . .  19

EXECUTIVE COMPENSATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Unaudited Pro Forma Condensed Consolidated Balance Sheet at March 31, 1995 . . . . . . . . . . . . . . . . . . . .  29
         Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 1995 . . .  30
         Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 1994  . . . . .  31
         Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements at March 31, 1995 and for the Year
                 Ended December 31, 1994 and the Three Months Ended March 31, 1995  . . . . . . . . . . . . . . . . . . . .  32

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

APPENDIX A - Asset Purchase Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
APPENDIX B - Opinion of Von Gehr International  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1

                         WESTERN MICRO TECHNOLOGY, INC.

                              12900 SARATOGA AVENUE
                               SARATOGA, CA 95070
                                 (408) 725-1660
                              --------------------
                                 PROXY STATEMENT
                              --------------------

                         SPECIAL MEETING OF SHAREHOLDERS

                                  JULY 21, 1995

         This Proxy Statement is furnished to the holders of Common Stock (the "Common Stock") of Western Micro Technology, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies in the form enclosed to be voted at a Special Meeting of Shareholders of the Company to be held at the Company's offices at 10:00 a.m. on Friday, July 21, 1995 (the "Special Meeting"). This proxy statement and the accompanying form of proxy are being mailed to Shareholders on or about June 30, 1995.

                             PURPOSE OF THE MEETING

         At the Special Meeting, the Shareholders of the Company will be asked to consider and act upon the following proposals:

                 (1) To approve the sale of certain of the assets of the Company, comprised of all of the operating assets of the Company's electronic semiconductor components distribution business, to Reptron Electronics, Inc., pursuant to the terms and conditions of the Asset Purchase Agreement in the form attached as Appendix A to this Proxy Statement; and

                 (2) To transact such other business as may properly come before the meeting.

         The Board of Directors knows of no other business which will come before the meeting. The Board of Directors anticipates that the 1995 Annual Meeting of Shareholders, at which the Shareholders will, among other things, elect directors of the Company and vote to ratify the Company's independent accountants, will be convened subsequent to the Special Meeting to which this Proxy Statement relates and prior to September 15, 1995. The 1995 Annual Meeting will be preceded by a separate notice of meeting and form of proxy statement delivered to the Shareholders of record of the Company as of the applicable record date for such meeting.

                                  VOTING RIGHTS

         Shareholders of record of the Company as of the close of business on May 22, 1995 have the right to receive notice of and to vote at the Special Meeting. On May 22, 1995, the Company had issued and outstanding 3,703,007 shares of Common Stock, the only class of voting securities outstanding. Each share of Common Stock is entitled to one vote. For action to be taken at the Special Meeting, the majority of the shares entitled to vote must be represented at the meeting in person or by proxy. In addition, the affirmative vote of a majority of the outstanding shares entitled to vote is required to approve the Asset Purchase Agreement between the Company and Reptron Electronics, Inc. relating to the sale of the Company's electronic semiconductor components distribution business. As a result, abstentions and broker non-votes will generally have the effect of negative votes. This is because, if a majority of the outstanding shares entitled to vote is not represented at the meeting in person or by proxy, or if the aggregate number of negative votes, abstentions and broker non-votes is such that the affirmative votes do not constitute a majority of the outstanding shares, the proposal will be defeated.

                                     PROXIES

         Proxies for use at the Special Meeting are being solicited by the Board of Directors of the Company from its shareholders.

         Shares represented by properly executed proxies received by the Company will be voted at the Special Meeting in accordance with the instructions thereon. Shares represented by executed proxies received by the Company with no instructions will be voted in favor of all proposals set forth in the Notice of Meeting.

         Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise by (i) filing with the Secretary of the Company a signed written statement revoking his or her proxy or (ii) submitting an executed proxy bearing a date later than that of the proxy being revoked. A proxy may also be revoked by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not by itself constitute the revocation of a proxy.

         No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement in connection with the solicitation of proxies and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction to any person to whom it is not lawful to make any such solicitation in such jurisdiction. The delivery of this Proxy Statement does not, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

        ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO REPTRON ELECTRONICS, INC. HAS BEEN DERIVED FROM PUBLICLY AVAILABLE DOCUMENTS FILED BY THAT ENTITY WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE COMPANY DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF INFORMATION RELATING TO REPTRON ELECTRONICS, INC.

        The approximate date on which this Proxy Statement is being mailed to the Company's Shareholders is June 30, 1995. This Proxy Statement is accompanied by (a) the form of proxy card to be signed and returned in the enclosed envelope, (b) the 1994 Annual Report of the Company, which consists of the Company's Form 10-K for the year ended December 31, 1994, as amended by the Form 10-K/A Amendment No. 1 dated April 28, 1995, and a letter to the Shareholders from the Chairman of the Board, and (c) the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1995.

                           SUMMARY OF PROXY STATEMENT

        The following is a summary, for the convenience of Shareholders, of certain information with regard to the Asset Purchase Agreement to be acted upon at the Special Meeting. This summary is necessarily incomplete and selective and is qualified in its entirety by reference to the complete Proxy Statement and the Exhibits thereto.

Date, Time and Place of the Special                 The Special Meeting of Shareholders of Western Micro Technology,
Meeting of Shareholders                             Inc. (the "Company") will be held at 10:00 a.m., on Friday,
                                                    July 21, 1995 at 12900 Saratoga Avenue, Saratoga, California.

Record Date                                         Holders of record of the Company's Common Stock at the close of business on May 22, 1995, are entitled to notice of and to vote at the Special Meeting of Shareholders.

Purpose of the Meeting                              Shareholders will be asked to consider and act upon an Asset
                                                    Purchase Agreement dated as of May 5, 1995 (the "Agreement"), between the Company and Reptron Electronics, Inc. (the
                                                    "Purchaser"), a copy of which is attached as Appendix A to this
                                                    Proxy Statement.  If the Agreement is approved by the
                                                    Shareholders, and all conditions to the Agreement are met, the
                                                    Company will sell its electronic semiconductor components
                                                    distribution business to the Purchaser (the "Transaction") on the closing date described in the Agreement (the "Closing").

                                                    The Board of Directors knows of no other business which will come before the meeting.

The Proposed Transaction                            Pursuant to the Transaction, the Purchaser will purchase assets consisting of the Company's inventory related to its electronic semiconductor components distribution business as well as
                                                    certain receivables, machinery, furniture, fixtures and
                                                    equipment relating to such business (collectively, the "Target
                                                    Business"), for approximately the book value of the assets and the Purchaser will assume certain trade payable and branch lease obligations relating to the Target Business.

                                                    Although the exact amount of the purchase price for the Target
                                                    Business will not be known until the Closing, the Company
                                                    expects to receive net cash proceeds of approximately $12.5 million, of which approximately $1.0 million (the "Holdback")
                                                    will be held in escrow for six months to serve as a source of certain rights specified in the Agreement.  Thereafter, the
                                                    Holdback (less the sum of all claims against the Holdback paid or still in process of resolution) will be paid to the Company.
                                                    Accordingly, if sufficient claims and indemnification are
                                                    allowed against the Holdback, the total amount of the net cash proceeds for the Target Business may not exceed approximately
                                                    $11.5 million.  See "Sale of Assets Transaction--Purchase Price"
                                                    (page 9).


                                                    Of the net purchase price proceeds, the Company expects to use approximately $9.0 million to pay down substantially all of its outstanding debt, and to use the balance for general working capital purposes with respect to its remaining business
                                                    operations.  The Company has no present intent to pay a special dividend to Shareholders or to otherwise distribute to its
                                                    Shareholders any proceeds received from the Transaction.

Required Vote                                       In order for the Transaction to be consummated, the Agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

Recommendations of the Board of                     The Board of Directors of the Company unanimously recommends
Directors                                           that Shareholders vote to approve the Agreement and the
                                                    Transaction.  The Board of Directors believes that the terms of the Agreement are fair and that the transactions contemplated by the Agreement are in the best interests of the Company and its
                                                    Shareholders.  In recommending that Shareholders approve the
                                                    Agreement, the Board of Directors has considered various factors including the cash and non-cash consideration offered by the
                                                    Purchaser, the historical and current financial condition and results of operations of the Target Business, the future
                                                    prospects of such business, the opinion of the Company's
                                                    financial advisors, the likelihood of consummating the
                                                    Transaction, the compatibility of the Target Business with that of the Purchaser, and the effect of the Transaction on the
                                                    Company's employees and customers.  See "Sale of Assets
                                                    Transaction--Recommendation of the Board of Directors" (page 14).

Opinion of Financial Advisor                        The Company's financial advisor, Von Gehr International, has rendered a written opinion that the cash consideration to be received by the Company in the Transaction is fair from a
                                                    financial point of view.  (A copy of the opinion, including a description of the matters considered, assumptions made and reviews undertaken in rendering such opinion, appears as
                                                    Appendix B and should be read in its entirety.)  See "Sale of
                                                    Assets Transaction--Opinion of Financial Advisor" (page 11).

Conditions of Transaction                           Consummation of the Transaction is subject to approval by the
                                                    Shareholders and to a number of other conditions, including:
                                                    (i) approval by all necessary governmental authorities and other third parties; (ii) the execution and delivery by the
                                                    Company and the Purchaser of a
                                                    Non-Competition/Royalty/No-Solicitation Agreement; (iii) the
                                                    absence of litigation seeking to enjoin the transaction; (iv) the discharge of any security interests attached to property subject to the Transaction; and (v) certain other standard closing conditions.  See "Sale of Assets Transaction--Conditions to
                                                    Consummation of the Transaction" (page 16).

Effective Time of the Transaction                   The Transaction is anticipated to be consummated within ten business days following Shareholder approval of the Agreement and satisfaction or waiver of each other condition precedent described in the Agreement.

Termination of Agreement                            The Agreement may be terminated at any time prior to the
                                                    Closing: (i) by the Purchaser, if any of the conditions to the Purchaser's obligations to perform under the Agreement are not satisfied or waived; (ii) by the Company, if any of the conditions to the Company's obligations to perform under the
                                                    Agreement are not satisfied or waived; or (iii) by mutual
                                                    written consent of the Company and the Purchaser.

Effect of the Transaction upon Directors,           In the event the Agreement is approved by the Shareholders, at
Officers and Employees                              the Closing Ronald H. Mabry, Chairman of the Board and Chief
                                                    Executive Officer of the Company, will resign from the Company and will, as a condition of the Transaction, join the Purchaser to head the electronic components distribution business being acquired.  With the exception of Mr. Mabry, no employee or officer of the Company has been guaranteed employment by the
                                                    Purchaser following the Closing of the Transaction, although the parties anticipate that certain of the Company's employees principally involved in the Target Business will, with the
                                                    Company's consent, be hired by the Purchaser.  No other director is receiving any consideration, from Reptron or otherwise, as a result of this transaction.  As a condition of the Transaction, the Company and the Purchaser will enter into a written
                                                    agreement pursuant to which, among other things, (i) neither party will solicit for hire employees of the other party without the other party's prior written consent, and (ii) if either party hires an employee or executive of the other party, the hiring party will pay the other party a specified fee.  See
                                                    "Sale of Assets Transaction--Interests of Management in the
                                                    Transaction" (page 12), "--Effect on Employees" (page 13), and
                                                    "--Agreement Not to Compete" (page 17).

Certain Federal Income Tax                          The sale of assets by the Company will be a taxable transaction
Consequences                                        to the Company.  The Company will recognize gain measured by the difference, if any, between the amount realized from the sale of the assets and the Company's adjusted tax basis in such assets.
                                                    Because the assets are proposed to be sold for approximately their book value, the Company currently estimates that the
                                                    Transaction will result in an immaterial taxable gain.  The sale of assets by the Company will not have any federal income tax consequences to Shareholders.

No Dissenters' Rights                               Under the California General Corporation Law, holders of Common
                                                    Stock are not entitled to dissenters' rights in connection with the Transaction.

Selected Financial Data Concerning the              The Proxy Statement contains a table setting forth certain
Company                                             unaudited pro forma consolidated financial information

                                                    regarding the Company, giving effect to the proposed Transaction under the purchase method of accounting and the assumptions and adjustments described in the notes thereto. In addition, certain audited and unaudited consolidated financial information
                                                    regarding the Company is contained in the Company's 1994 Annual
                                                    Report (which includes the annual report on Form 10-K (as
                                                    amended) for the year ended December 31, 1994) and the Company's quarterly report on Form 10-Q for the quarter ended March 31,
                                                    1995, both of which accompany this Proxy Statement.

                         THE SALE OF ASSETS TRANSACTION

GENERAL

     Pursuant to the terms of the Transaction, the Company will sell to the Purchaser certain of its assets, comprised of all of the operating assets relating to its electronic component distribution businesses, for aggregate consideration of approximately the net book value of the inventory, receivables, furniture and fixtures of the Target Business. The discussion in this Proxy Statement of the Transaction and the description of the Agreement's principal terms are subject to and qualified in their entirety by reference to the Asset Purchase Agreement, a copy of which is attached to this Proxy Statement as Appendix A and which is incorporated herein by reference.

BACKGROUND

     Prior to 1991, the Company's principal business was as a regional distributor of advanced electronic semiconductor components. In fiscal 1991, the Company expanded its business to include the distribution of computer systems, peripheral equipment and software, the markets for which are among the fastest growing in the electronics industry. For the fiscal year ended December 31, 1994, the Company's computer systems (including peripheral equipment and software) group accounted for approximately half of the Company's overall distribution revenues.

     In recent years competition in the electronic semiconductor components distribution market has significantly increased. The Company's components distribution business historically has been comprised mainly of Japanese product lines, as a result of which U.S. semiconductor manufacturers tended to form relationships with other distributors. The Company's Japanese lines, primarily dynamic random access memories, generally have been subject to restrictive quotas, allocations and price fluctuations. In recent years, as U.S. product lines have become more competitive, the relationships between U.S. semiconductor manufacturers and their distributors have continued to expand. In addition, foreign and domestic semiconductor manufacturers increasingly are limiting the number of distributors they do business with, seeking to form alliances with national distributors who can service customers from multiple strategic locations throughout the United States. The heightened competitive environment which exists in the Target Business' marketplaces, including competition the Company has faced and continues to face from companies with substantially greater resources and broader geographical presence than the Company, has in recent periods adversely impacted the Target Business' profit margins and sales revenues and resulted in the termination of franchisor accounts and is expected to continue to do so in foreseeable future periods.

     In response to these factors, Company management in 1994 explored proposals to improve the results of operations of its semiconductor components business. Recognizing that the Company might lack sufficient capital resources to expand on its own its business to the degree necessary to effectively compete in the components market on a long term basis, management determined it would be in the best interests of the Company and the Shareholders to explore the feasibility of a merger transaction with another company in order to significantly increase the resources and geographic presence of the resulting business. In June 1994, the Company was introduced by one of its lenders to Von Gehr International, a financial advisory firm based in Palo Alto, California (the "Advisor"), which thereafter submitted to Company management a proposal to assist the Company with respect to potential merger transactions. Although the Company declined to engage the services of the Advisor at this time, members of Company management maintained a dialogue with the Advisor over the ensuing several months. During this time, discussions were also initiated with certain national and regional electronics distribution companies, including the Purchaser, although no offers were received regarding a merger or acquisition of the Company as a whole.

     In February 1995, as the results of operations of the Company's components business continued to decline and the Company's search for a merger candidate continued to produce no offers, the Company received from the Purchaser an expression of interest to purchase the Company's electronics semiconductor components business. Concurrently, the financial performance and business prospects of the Company's computer systems business were continuing to increase. Accordingly, the Purchaser's interest prompted the Company to undertake an analysis of the viability and future growth prospects of its computer systems business on a standalone basis. This analysis confirmed management's belief that keeping the components business would not be in the Company's short or long-term best interests and its recognition that liquidating the Company's components inventory and related assets would produce considerably less value for the Shareholders than the sale of the components business as a going concern. Moreover, divestiture of the components business on terms favorable to the Company would enable the Company to focus on continuing to expand its computer systems business.

     In February 1995, the Company engaged the Advisor to assist it in locating a potential merger candidate or a buyer for the Company's electronic semiconductor components business. As part of a single fee arrangement requested by the Company, the Advisor also agreed to render advisory services in connection with structuring any proposed merger or sale transaction and to issue a fairness opinion to the Company with respect to the consideration to be received by the Company or its Shareholders from such a transaction. Because the Company had already had preliminary discussions with the Purchaser, the Advisor agreed to reduce the advisory fee payable to it by 50% in the event a transaction with the Purchaser was completed by August 17, 1995. See "Opinion of Financial Advisor" below at p. 11.

     In late February, 1995, representatives of the Company met with representatives of the Purchaser, at which time an executive of the Purchaser reiterated the Purchaser's lack of interest in merging with the Company but renewed its expression of interest in acquiring the Target Business. Following this meeting, information was exchanged by the parties pursuant to an agreement of confidentiality. On March 6-7, 1995, members of Company management and the Advisor met with representatives of the Purchaser, during which meetings the Purchaser initially proposed a purchase price for the Target Business, subject to the satisfaction of certain conditions including, among other things, completion of its due diligence investigation and the agreement of Ronald Mabry, the Company's President and Chairman of the Board, to join the Purchaser and run the Target Business following the sale.

     On March 22, 1995, a Special Committee of the Company's Board of Directors (the "Committee") was formed to negotiate with the Purchaser the terms of the potential asset sale transaction on behalf of the Company. The Committee consisted of Ralph Gesell, William Welling, William Sickler and Gregorio Reyes, constituting four of the Company's five directors. Ronald Mabry, the fifth director, was not named to and did not participate on the Committee in order to avoid any conflict of interest that would arise from the Purchaser's stated intention of hiring Mr. Mabry upon completion of the Transaction. See "Interests of Management in the Transaction" (p. 12) below. None of the directors on the Committee are employees of the Company and none of such persons are to receive any consideration as a result of the Transaction. The Board of Directors granted to the Committee full power and authority to negotiate and approve the terms of a transaction with the Purchaser relating to the sale of the Target Business. The Board also authorized the Advisor to represent the Company in any such negotiations and, in so doing, to report directly and exclusively to the Committee.

     The Committee met on at least 6 occasions during late March and April 1995. In evaluating a potential transaction with the Purchaser, the Company considered the potential synergies, operating efficiencies and cost savings opportunities which it believed were unique to the Purchaser due to the Purchaser's significant presence in the Target Business markets and which, accordingly, the Company believed would maximize the consideration it would receive for the Target Business. As part of these deliberations, the Committee actively considered alternatives to the proposed Transaction, including liquidating the electronic components division, sale of the entire Company, sale of the components division to a different buyer and retaining the electronic components division. After extensive consideration of the prior unsuccessful attempts to sell the Company and to improve the performance of the electronic components division, and of the costs involved in liquidating the division, it was unanimously decided that the Purchaser's proposal offered the best opportunity to maximize and maintain Shareholder value of all the possible alternatives and that therefore the Company should further explore the Purchaser's proposal. The Advisor was therefore directed to proceed with the negotiations with the Purchaser and to report directly to the Committee on its progress in obtaining the best price and other terms for the Target Business. Also, during this time, the Purchaser undertook an extensive due diligence investigation with respect to the assets of the Target Business.

     On April 14, 1995, the Company and the Purchaser signed a letter of intent relating to the sale of the Target Business. Pursuant to the letter of intent, the Purchaser would acquire the Company's semiconductor components-related inventory and certain receivables, furniture and equipment, and assume certain payables, for cash at a price of approximately net book value, and the Purchaser would assume certain of the Company's lease obligations. The parties agreed that the basic terms of the letter of intent would be formalized in a definitive asset purchase agreement. Following additional negotiations between the Company and the Purchaser, the Agreement was executed by the parties effective May 5, 1995. On May 5, 1995, the market price per share for the Company's Common Stock was $3.00. On April 13, 1995, the last trading day prior to the date the proposed Transaction was publicly announced, the per share price for the Common Stock was $6.00.

PURCHASE PRICE

     Pursuant to the terms of the Agreement, the purchase price for the assets of the Target Business will be the sum of: (i) $100,000 plus (ii) the sum of the net book value (determined in accordance with generally accepted accounting principles) of the accounts receivable, inventory and machinery, equipment, furniture and fixtures related to the Target Business and specifically described in the Agreement.

     At the Closing, the Purchaser will wire transfer to the Company an amount equal to the difference between (a) the purchase price and (b) the sum of the Holdback (defined below) plus the accounts payable related to the Target Business. On the Closing, the Purchaser will deposit in escrow an amount (the "Holdback") equal to the greater of $1.0 million or the sum of (i) accounts receivable of any customer of the Target Business any portion of which is aged over 90 days as of the Closing, plus (ii) certain inventory related to the Target Business designated by the parties as of the Closing. On May 5, 1995, at the time the Agreement was signed, the value of such designated accounts receivable and inventories was $1,857,578. However, based on current inventory and accounts receivable levels, the Company believes that the amount of the Holdback, and therefore the portion of the purchase price that will be deposited in escrow at Closing, will be approximately $1 million.

     The Holdback will be held in escrow for six months to serve as a source of certain rights of indemnification specified in the Agreement. During the term of the escrow, Purchaser will be entitled to recover from the escrow, up to the amount of the Holdback, (i) all losses relating to a breach or inaccuracy of Seller's representations and warranties, (ii) the aggregate amount of the unpaid balance due under the designated accounts receivable as of the date six months after the Closing date and (iii) the aggregate book value of the unsold designated inventory as of the date six months after the Closing date. Purchaser is required to assign to the Company all designated accounts receivable and designated inventory for which any claims are made against the Holdback. Any portion of the Holdback with respect to which no valid claims are timely made within six months of the Closing date will be distributed to the Company.

     All claims against the Holdback must be made within six months of the Closing date. The escrow fund will remain in existence until all assets are distributed. The Escrow Agent is Bank of America, N.T. & S.A.

     Although the exact amount of the purchase price for the Target Business will not be known until the Closing, the Company expects to receive net cash proceeds of approximately $12.5 million after payment of applicable transactional fees (estimated to be approximately $500,000), of which approximately $1.0 million will represent the escrowed Holdback. Accordingly, if sufficient claims and indemnification are allowed against the Holdback, the total amount of the net cash proceeds for the Target Business may not exceed approximately $11.5 million.

     At the Closing, the parties will execute a schedule allocating the purchase price among the assets sold to the Purchaser. The Transaction will be accounted for by the parties using the purchase method of accounting.

BUSINESSES TO BE SOLD AND RETAINED

     The assets of the Target Business to be sold by the Company consist of accounts receivable, inventory, documents and business records, machinery, furniture, fixtures and equipment, product and technical information, real estate and personal property leases, purchase and sales orders, requests for quotation, insurance contracts, claims, rights and choses in action, and personnel records of those Company employees the parties have agreed will be hired by the Purchaser. In addition, the Purchaser will assume liabilities relating to the Target Business, including, but not limited to, accounts payable and obligations under branch lease contracts.

     The heightened competitive environment which exists in the Target Business' marketplaces, including competition the Company currently faces from companies with substantially greater resources and broader geographical presence than the Company, has in recent periods adversely impacted the Target Business' profit margins and resulted in the termination of franchisor accounts. In particular, during the eight month period ending May 31, 1995 (unaudited), monthly sales revenue for the Target Business declined approximately 29%, from $4.5 million to $3.2 million, and the Target Business' monthly gross profits declined approximately 20%, from $727,000 to $580,000. The negative trend with respect to the Target Business has affected the overall performance of the Company. Compared on a consistent basis, the Target Business accounted for approximately 85.4% of the Company's losses in fiscal year 1994 and approximately 97.2% of the Company's losses during the first quarter of 1995. The Company believes that the continuing loss of franchisor accounts has made it increasingly difficult to maintain the critical sales mass necessary to sustain the Company's remaining lines, and is adversely affecting the Company's competitiveness. These factors, among others, were carefully considered by the Board of Directors of the Company in the course of reaching its decision to approve the transaction. See "Recommendation of the Board of Directors" at page 14 below.

     After the Closing date, the Company will retain its computer systems, peripheral equipment and software distribution businesses. Management believes that divestiture of the Target Business will enable the Company to focus more of its financial and managerial resources on its computer systems distribution business, the market for which is one of the fastest growing in the electronics industry. The Company currently plans to utilize the remaining portion of the net proceeds of this Transaction, after repayment of short-term debt, for the general working capital needs of the businesses being retained. See "Application of Sale Proceeds" below.

SHAREHOLDER APPROVAL

     As of March 31, 1995, the assets of the Target Business constituted approximately 37% of the Company's total assets. In addition, the Company derived approximately 48% of its revenues from the Target Business for the quarter ended March 31, 1995. In the event the operating assets of the Target Business were construed to constitute substantially all of the Company's assets from a historical revenue or book value of assets perspective, the Transaction could be construed as constituting the sale by the Company of "substantially all of its assets" and not "in the usual and regular course of its business" within the meaning of section 1001(a) of the California General Corporation Law. In such event, the Transaction could not be deemed effective without Shareholder approval. In addition, the Agreement requires, as a condition to the Closing, that the Transaction receive Shareholder approval. The affirmative vote of a majority of the shares of the Company's Common Stock outstanding at the Record Date is required to approve the Transaction and the Agreement. The Transaction also is the subject of a derivative shareholder demand. See "Shareholder Derivative Demand" at page 16 below.

     Information regarding the ownership of the Company's Common Stock by certain beneficial owners and management is provided under the caption "Security Ownership of Directors, Executive Officers and Certain Shareholders" at page 18 below.

CERTAIN INFORMATION CONCERNING THE PURCHASER

     Reptron Electronics, Inc., listed on the Nasdaq National Market (REPT), is an integrated electronics company operating as a multi-regional distributor of electronic components, through its Reptron Distribution unit, and as a contract manufacturer of electronic products, through its K-Byte Manufacturing unit. The

Purchaser was founded in 1973 and completed its initial public offering on March 28, 1994. The Purchaser's net sales in 1994 were approximately $164 million, of which approximately $96 million was attributable to its electronic components distribution business. The Reptron Distribution unit is authorized to sell approximately 50 vendor lines of semiconductors, passive products and electromechanical components. Reptron Distribution, which has 14 sales offices located primarily in the mid-western, southeastern,and northeastern United States, also provides value-added services including inventory replenishment systems, in-house stores, component programming, kitting, electronic data interchange, concurrent engineering and contract manufacturing (through K-Byte Manufacturing). The Purchaser's principal executive offices are located at 14401 McCormick Drive, Tampa, Florida 33626.

OPINION OF FINANCIAL ADVISOR

     The Advisor was retained by the Company in February 1995 to assist it in locating a buyer for the Company or one of its component businesses and to render to the Company its opinion as to the fairness, from a financial point of view, to the Company's Shareholders of the consideration to be received by the Company pursuant to any such sale transaction. See "Background" above at p. 7. The Advisor has rendered a written opinion dated May 5, 1995 to the Company's Board of Directors to the effect that, as of such date, the payment in cash by the Purchaser to the Company of the net book value of the Target Business, as set forth in the Agreement, is fair, from a financial point of view, to the Shareholders of the Company. Since the purchase price under the Agreement is based upon a formula tied to the net book value of the Target Business on the Closing Date, the Company believes it is not necessary, and the Advisor is not obligated, to update the fairness opinion subsequent to the date the opinion was issued and prior to the date this proxy statement is delivered to the Shareholders. The full text of the written opinion of the Advisor is attached to this Proxy Statement as Appendix B. Such opinion should be read in its entirety for a description of the matters considered, assumptions made and limits of review by the Advisor in arriving at its opinion.

     In arriving at its opinion, the Advisor participated in the negotiations regarding the Transaction, reviewed a copy of the definitive Agreement (including Exhibits thereto) and reviewed audited historical financial information about the Company as well as product and other information furnished to it by the Company. The Advisor also held discussions with members of the Company's senior management regarding the historic and current business operations and future risks and prospects of the Company, including their expectation for certain strategic benefits of the Transaction. See "Recommendation of the Board of Directors" on page 14 below. As part of these discussions, the Advisor reviewed other types of sale transactions--primarily the proposed sale by merger of the entire Company--contemplated by the Company over the preceding twenty-four months, and the Advisor independently pursued efforts to sell the entire Company without success. The Purchaser's offer to acquire the Target Business was in fact the only offer received by the Company subsequent to the date the Advisor was retained.

     In deriving its fairness opinion, the Advisor considered the value of the Target Business by comparing the Target Business actual and projected financial performance with that of (i) certain financial and securities data of Bell Microproducts, Marshall Industries and Sterling Electronics Corporation, as well as various other public companies engaged in businesses the Advisor considered comparable and (ii) certain financial data and transaction values for several public and private electronic distribution companies that were sold over the last eighteen months. These transactions included Arrow Electronics' acquisition of Anthem Electronics, Nu Horizons Electronics' acquisition of Merit Electronics, All American Semiconductor, Inc.'s acquisition of GCI Corporation, Bell Microproducts' acquisition of Vantage Components and Avnet, Inc.'s acquisition of Penstock, Inc., as well as various other transactions the Advisor deemed comparable. In developing a value for the Target Business, the Advisor specifically considered the average values for the comparable population of price/earnings, ratio of market capitalization to last twelve months sales and ratio of market capitalization to book value. The Advisor further considered the average valuations established for completed transactions based on the ratio of total transaction consideration to prior year revenue, transaction value/earnings ratio, and the ratio of transaction value to book value. The Target Businesses financial performance was determined to be significantly below that of the comparable population; it was not profitable, had lower revenue growth rates and poor future prospects based on anticipated loss of franchises. Similarly, the Target Business financial performance was considered to be below that of the completed transactions. Accordingly, the Advisor discounted the valuation derived to reflect the Target Businesses financial performance as compared to the comparable population and completed transactions, as well as to reflect the fact that the Target Business did not include the infrastructure of a free standing business and that the Company name was not being sold as part of the Transaction. In considering alternatives to maximize shareholder value, the Advisor also analyzed liquidating the Target Business as an alternative to its sale to the Purchaser. The Advisor concluded that the cost of an orderly liquidation of the assets of the Target Business would decrease substantially the resulting value to the Shareholders compared to that realizable from the proposed Transaction. Based on all of the above, the prospect of continuing operating losses as well as the loss of other franchises, the Advisor concluded that consummating the Transaction as quickly as possible and thereby focusing on the computer business would maximize shareholder value.

     The Advisor did not make any independent evaluation of the Company's assets or intellectual property nor did it review any of the Company's corporate records. In addition, the Advisor assumed, without independent verification, the accuracy, completeness and fairness of all of the financial statements, product information, marketing strategies and other information regarding the Company that was provided to the Advisor by the Company and its representatives. The Company believes the Advisor's lack of independent verification of its historical financial statements is justified and reasonable under the circumstances, since all of the financial statements provided to the Advisor were audited by Coopers & Lybrand, the Company's independent accountants. The audited statements covered all but the interim period from January 1, 1995 through May 5, 1995, the date the opinion was issued. Except as described above, neither the Company nor any affiliate provided instructions to the Advisor or imposed any limitations on the scope of the Advisor's investigation.

     Neither the Advisor nor any of its principals or affiliates has or, over the past two years, has had any material relationship with the Company or the Purchaser, other than the Advisor's engagement by the Purchaser, described above, to assist it in completing the Transaction. See "Background" on pages 7-9 above. The rendering of fairness opinions by financial advisors who are advising, on a contingency fee basis, one or more of the parties to a merger or acquisition transaction is not unusual or inappropriate and, accordingly, the Company believes that the Advisor's economic interest in the successful completion of the Transaction does not present a material conflict of interest nor would it, under the circumstances, influence the rendering of the Advisor's fairness opinion.

     For all of the Advisor's services provided in connection with the Transaction, including the rendering of its written fairness opinion referred to above, the Company has agreed to pay the Advisor a single fee based upon a percentage of the aggregate consideration received by the Company for the Target Business. Although the exact amount of the fee payable to the Advisor will not be known until after the Closing, in the event the net proceeds received from the Purchaser consisted of $12.5 million in cash, the fee payable to the Advisor if the Transaction closed on or before August 17, 1995 would be approximately $165,000. The Company has agreed to indemnify and hold the Advisor harmless from certain liabilities, including liabilities under the federal securities laws, and has agreed to reimburse the Advisor for its reasonable out-of-pocket expenses (including reasonable professional fees and disbursements) incurred in connection with its services which the Advisor anticipates will be less than $2,000.

INTERESTS OF MANAGEMENT IN THE TRANSACTION

     One of the conditions to the obligations of the Purchaser under the Agreement is the execution by Mr. Ronald Mabry, Chairman of the Board and Chief Executive Officer of the Company, of an employment agreement with the Purchaser. Mr. Mabry and the Purchaser are parties to a letter agreement dated May 8, 1995 setting forth the key terms and conditions of Mr. Mabry's employment by the Purchaser in the event the Transaction is completed. Pursuant to the letter agreement, upon the Closing of the Transaction, Mr. Mabry would be hired by the Purchaser as a Vice President responsible for business operations west of the Mississippi River. The term of Mr. Mabry's employment would run from the Closing date through December 31, 1996. For his services, Mr. Mabry would be paid a base salary of $200,000 per year and, provided he remain in the employ of the Purchaser, a monthly performance bonus of approximately $8,000 as well as standard employee benefits currently provided to officers of the Purchaser and certain expense allowances. The salary and bonus elements of Mr. Mabry's prospective employment arrangement with the Purchaser are not materially different from those under his current employment agreement with the Company. See "Employment Agreements" at page 27 below. In addition, in consideration for Mr. Mabry's covenant not to compete with the Purchaser from the Closing date through June 30, 1997, the Purchaser would pay to Mr. Mabry $200,000 in four $50,000 installments on the Closing date, January 1 and July 1, 1996, and January 1, 1997. No other director or officer of the Company is a party to any agreement or arrangement to receive compensation or other consideration from the Purchaser as a result of consummating the Transaction.

     In May 1995, the Company and Mr. Mabry entered into an oral agreement, which the parties intend to memorialize with a letter agreement, providing, among other things, that in the event the Transaction is consummated, Mr. Mabry's current employment agreement with the Company would terminate and Mr. Mabry would resign as an officer, director and employee of the Company. Mr. Mabry would be paid a cash severance amount of $75,000, of which $50,000 would be repaid to the Company to discharge the outstanding balance of an existing loan to Mr. Mabry. In addition, pursuant to the parties' agreement, the Company would pay to Mr. Mabry a percentage of the funds released to the Company from the Holdback (measured as a function of the Holdback receivables collected and Holdback inventory sold after the Closing of the Transaction), up to an aggregate payment to him of $120,000. This payment is intended to incentivize Mr. Mabry, while in the employ of Purchaser, to collect the receivables and sell the inventory which comprise the Holdback. Moreover, on the Closing date, all options (both vested and unvested) to purchase Company stock held by Mr. Mabry would terminate and Mr. Mabry would waive all rights to severance or otherwise under his existing employment agreement with the Company, which provides for payment of up to $300,000 (one year salary continuation and bonus) upon a termination without cause. For a definition of "Cause" and a description of the other material terms of Mr. Mabry's existing employment agreement, see "Employment Agreements" at page 27 below. The effectiveness of Mr. Mabry's letter agreement with the Purchaser and his agreement with the Company described above is contingent upon the consummation of the Transaction.

     To avoid any conflict of interest that might exist as a result of Mr. Mabry's prospective employment with the Purchaser, Mr. Mabry was not appointed to the Special Committee of the Board of Directors of the Company formed in March 1995 to evaluate, negotiate and approve the terms of the Agreement and the Transaction. Moreover, the Company was not involved in the negotiations regarding the terms of Mr. Mabry's prospective employment with the Purchaser.

     The Company intends to enter into a letter agreement with P. Scott Munro, President of the Company's Systems Division, providing that, in the event the Transaction is consummated, Mr. Munro would be appointed Chief Executive Officer and President of the Company. The letter agreement will provide for at-will employment commencing on the Closing date at an annualized salary of $190,000 per year and up to $100,000 annually in performance bonuses, standard employee benefits, and the grant of options to purchase 60,000 shares of Common Stock of the Company. The Company anticipates that, in the event the Transaction is consummated, Mr. Munro would be nominated for election to the Board of Directors at the Company's next annual meeting of shareholders. The Company also intends to enter into a letter agreement with Donald A. Cochrane, Vice President and General Manager of the Company's Reseller Division, providing that, in the event the Transaction is consummated, Mr. Cochrane would be appointed Senior Vice President of Marketing and Sales for the Company. Mr. Cochrane's letter agreement will provide for at-will employment, an annual salary of $130,000, performance bonuses of up to 60,000 per year, and the grant of options to purchase 37,500 shares of Common Stock. The effectiveness of the Company's letter agreements with Mr. Munro and Mr. Cochrane would be contingent upon the consummation of the Transaction. No other officer or director of the Company has a material personal interest in any contract or agreement the effectiveness of which is contingent upon the consummation of the Transaction.

EFFECT ON EMPLOYEES

     The Company currently has approximately 130 full-time employees, of which approximately 82 employees currently are employed in connection with the operations of the Target Business. With the exception of Mr. Mabry, no employee or officer of the Company has been guaranteed employment by the Purchaser following the Closing of the Transaction, although the parties anticipate that certain of the

Company's employees principally involved in the Target Business will, with the Company's consent, be hired by the Purchaser.

APPLICATION OF SALE PROCEEDS

     Although the exact amount of the cash proceeds to the Company from the Transaction will not be known until after the Closing and the expiration of the Holdback escrow, the Company currently anticipates that the net cash proceeds it will receive from the sale of the Target Business will be approximately $12.5 million, after payment of applicable transactional fees (estimated to be approximately $500,000) (assuming the entire Holdback is returned to the Company).

     The Company currently plans to utilize approximately $9 million of these proceeds to repay substantially all of its outstanding short term debt. The balance will be used for general working capital needs. Other than the Target Business, the Company's primary business focus has been in the high-end computer systems areas and it is likely that the Company will seek internal and external expansion in this area. Internally, the Company plans to refocus and restructure its sales staff. In the future, the Company may consider expanding the business through acquisitions; however, no particular acquisition candidate has been identified by the Company, nor has the Company explored any such potential acquisitions.

     Pending the use of the proceeds as described above, the Company intends to invest the proceeds in secure short term liquid obligations such as certificates of deposit, obligations of the United States Government, etc.

REGULATORY APPROVAL

     Under the Hart-Scott-Rodino Act (the "HSR Act"), and the rules promulgated by the Federal Trade Commission (the "FTC"), the Transaction could not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. The Company and the Purchaser each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division in April 1995. On May 8, 1995, the Company and the Purchaser were each notified by the FTC that the specified waiting period requirements had been satisfied.

TAX CONSEQUENCES TO THE COMPANY AND THE SHAREHOLDERS

     The sale of assets by the Company will be a taxable transaction to the Company. The Company will recognize gain measured by the difference, if any, between the amount realized from the sale of the assets and the Company's adjusted tax basis in such assets. Because the assets are being sold at close to net book value, the Company currently estimates that the Transaction will result in an immaterial taxable gain.

     The consummation of the Transaction will not be a taxable event for income tax purposes for the Shareholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Committee and the Company's Board of Directors unanimously determined that the terms of the Transaction are fair and in the best interest of the Company and its Shareholders and recommends a vote in favor of the Transaction. In the course of reaching its decision to approve the Transaction, the Committee and the Board consulted with its legal and financial advisors as well as the Company's management and considered the following factors:

     (1) The heightened competitive environment that exists in the Target Business' marketplaces, which in recent periods has adversely impacted the Target Business' gross sales revenues and profit margins (see "Businesses to be Sold and Retained" at page 10 above) and resulted in the termination of franchisor accounts and will continue to do so in foreseeable future periods. The negative trend of the Target Business' performance has increased in recent months, significantly adversely affecting the competitiveness of the Target Business' sales force. The level of management effort directed toward the Target Business has been disproportionate to its sales volume relative to the Company's other business activities, which in turn has detracted from the resources which could be directed towards the computer systems business.

     (2) The Board's desire to focus the Company's resources on its computer systems distribution business where it believes that the Company has greater competitive advantages and probability of success.

     (3) The anticipated positive effects upon the Company's balance sheet and results of operations from the Transaction and the use of the net proceeds therefrom to retire indebtedness and expand the Company's computer systems distribution business. Among other factors considered were the positive effects of using the proceeds from the Transaction to eliminate all of the Company's short-term debt, currently approximately $9 million, which would result in annual interest savings of approximately $900,000. In addition, the Transaction would allow the Company to eliminate a rapidly deteriorating asset and earnings base, substitute the Target Business' relatively illiquid assets for cash, and recraft its infrastructure to create a more efficient business with a minimal loss of jobs.

     (4) The absence of any serious offers from any other third parties regarding a possible acquisition of the Target Business or a possible merger with the Company.

     (5) The opinion of Von Gehr International, the Company's financial advisor, that the purchase price is fair, from a financial point of view, to the Company and its Shareholders.

     Considering all of the above factors, the Committee and the Board concluded that the Company should become tightly focused on its systems distribution business and that it is likely that in an increasingly competitive environment the Target Business would not have a value higher than that which existed at the time that the Transaction was approved. The Committee and the Board also considered that the potential for a reduction in the value of the Target Business, as well as the adverse effect the Target Business has recently had on the Company's overall results of operations, might negatively impact the Company's public stock price. In addition, management, with its intimate knowledge of the areas of operation of the Target Business and with the assistance and advice of the Company's financial advisor, had concluded that it was unlikely that any purchaser other than the Purchaser would be willing to pay a price higher than that to be received in the Transaction and communicated this to the Committee and the Board. See "Background" above.

REPRESENTATIONS AND WARRANTIES

     The Company has made certain customary representations and warranties in the Agreement as to the Company, the authorization, validity and enforceability of the Agreement and similar corporate matters. The Company has also made certain representations and warranties regarding the Target Business including, among other things, the accounts receivable, inventory, title to properties and location of tangible assets relating thereto; compliance with certain government regulations; the absence of third party options or claims; the completeness of the Company's disclosure; pending and threatened litigation; existing contracts, commitments and warranty claims; the absence of existing noncompetition, confidentiality and indemnification agreements; and brokers and finders fees. The representations and warranties contained in the Agreement will survive the closing date for various periods of time and, to the extent that any of the representations and warranties shall prove to be inaccurate, the Company has agreed, subject to certain limitations contained in the Agreement, to indemnify the Purchaser against loss or expense which may be incurred by it on account of any such inaccuracies.

COVENANTS

     The Company has agreed, until the Closing, among other things, (a) to provide access to the Purchaser to various records and information prior to the Closing; (b) except as contemplated by the Agreement, to conduct and maintain the business operations of the Target Business in the usual and ordinary course as theretofore conducted; (c) to duly and timely file all reports and returns required to be filed with governmental agencies and promptly pay when due all taxes, assessments and governmental charges; (d) to not, directly or indirectly, solicit, initiate or consider any proposals or offers from any person or entity related to the sale or purchase of the Target Business or the purchase of equity securities of the Company; (e) to sell certain designated inventory of the Target Business only upon receipt of a written acknowledgement by the customer that the products sold are noncancellable and nonreturnable;
(f) to use its best efforts to sell certain lines of products in its inventory;
(g) to file with the SEC a preliminary form of this Proxy Statement within ten business days of the date the Agreement was executed; and (h) to not take any action that would cause a breach or default in any of its contracts or obligations or that would or could reasonably be expected to result in any of the Company's representations and warranties contained in the Agreement becoming untrue or any of the conditions to the Transaction not being satisfied.

INDEMNIFICATION

     The Company is obligated to indemnify the Purchaser and its affiliates for, among other things, (i) any breach of the Company's representations, warranties or covenants under the Agreement; (ii) any claim by any employee or former employee of the Company relating to discrimination, sexual harassment or other failure of the Company to comply with federal and state equal opportunity and fair employment laws; and (iii) any claim regarding injury to any person as result of the purchase or use of any product sold by the Company prior to the Closing. These indemnification obligations generally terminate after six months following the Closing Date, other than which respect to items (ii) and (iii) above, for which such identification obligations will survive for two years following the Closing. The Agreement provides that the Company's maximum liability for the indemnification described in (i) above shall be limited to the total amount of the Holdback placed into escrow at the Closing; provided, however, that the Company's representations to the Purchaser regarding corporate existence, power and authority to enter into enforceable obligations and title to the assets being sold will not be limited to the Holdback amount.

     The Purchaser is obligated to indemnify the Company and its affiliates for any liabilities that may arise as a result of any breach by the Purchaser of its representations, warranties and covenants under the Agreement.

CONDITIONS TO CONSUMMATION OF TRANSACTION

     Each of the Company's and the Purchaser's respective obligation to consummate the Transaction is conditioned upon satisfaction (or waiver) of the following conditions as of the Closing: (a) the Transaction shall have been approved by the Company's Shareholders; (b) the Non-Competition Agreement shall have been executed and delivered; (c) no litigation shall have been commenced or threatened, the effect of which could restrain or prevent consummation of the Transaction or materially adversely effect the Target Business (see "Shareholder Derivative Complaint" below); and (d) receipt of the consent from each governmental agency having jurisdiction over the Transaction and approval from each third party which is necessary for the Purchaser to acquire and operate the Target Business.

     The Purchaser's obligations to consummate the Transaction shall be further conditioned upon satisfaction (or waiver) of the following conditions as of the
Closing: (a) any security interest shall be discharged with respect to any property comprising the Target Business; (b) the Company's representations and warranties shall remain valid and the Company shall have fully performed its covenants as contained in the Agreement; (c) the Purchaser shall receive assignments of the real and personal property leases relating to the Target Business; (d) the parties shall have executed and delivered the Non-Competition Agreement in substantially the form attached to the Agreement as Exhibit B thereto; (e) the Purchaser shall have received from a lender to the Initial Purchaser the written waiver of applicable loan covenants; and (f) Mr. Ronald Mabry shall have executed and delivered his employment agreement with the Purchaser.

SHAREHOLDER DERIVATIVE COMPLAINT

         On May 22, 1995, Joel Feldman, a shareholder of the Company, by and through his attorneys, made written derivative demand upon the Board, inter alia, to cancel, terminate or otherwise not consummate the Transaction on the grounds that the proceeds to be paid the Company on account of the Transaction allegedly are unconscionable, unfair and grossly inadequate. Counsel for the Company responded to the derivative demand by notifying the shareholder's attorneys of the Company's intention to hold a special meeting of Shareholders to consider a proposal to approve the Transaction. On June 27, 1995, the Company learned that the shareholder's attorneys had filed a derivative action on June 21, 1995 in Case No. CV750498 in the Superior Court of the State of California, County of Santa Clara, Joel Feldman, Plaintiff, vs. R. Mabry, R. Gesell, G. Reyes, K. William Sickler, W. Welling, Western Micro Technology, and Reptron Electronics, Inc., Defendants, and Western Micro Technology, Inc., Nominal Defendant. The complaint in the derivative action (the "Complaint") is filed purportedly on behalf of a class of persons consisting of all shareholders of the Company and names the Company, the Purchaser and the entire Board as defendants. The Complaint seeks to enjoin the consummation of the Transaction under the terms presently proposed. The Complaint also seeks recovery of compensatory and punitive damages and attorneys' fees based on allegations that defendants participated in the breach of fiduciary duties owed to the Company, including asserted abuse of control and waste of corporate assets. The Company intends to respond to the Complaint and to defend the shareholder derivative action as may be required by law or as reasonably necessary to protect the interests of the Company and its shareholders.

TERMINATION; AMENDMENT AND WAIVER

         The Agreement may be terminated and the Transaction abandoned at any time prior to the Closing, notwithstanding approval by the Shareholders of the Company, by (i) the mutual consent of the Company and the Purchaser; or (ii) either the Company or the Purchaser, if there is a material misrepresentation or breach or a failure to satisfy by the other party of any representation, warranty, condition or agreement in the Agreement which has not be waived. The parties may modify or amend the Agreement by written agreement to the extent permitted by applicable law. The conditions to each party's obligation to consummate the Transaction may be waived only in a writing signed by the waiving party with notice under the Agreement.

AGREEMENT NOT TO COMPETE

         In the Agreement, the Company has covenanted that it will execute and deliver at the Closing a Non-Competition/Royalty/No-Solicitation Agreement, the form of which is attached to the Agreement as Exhibit B thereto (the "Non-Competition Agreement"). Pursuant to the Non-Competition Agreement, the Company will agree not to compete with the Purchaser by selling, directly or indirectly, anywhere in the United States, any semiconductor component products, electromechanical components (other than power supplies) or passive electronic components for a period of two (2) years following the Closing. Notwithstanding the foregoing, the Company will be permitted to sell, directly or indirectly, semiconductor component products that are bundled with or incorporated on or in a board, card, module, PC or other computer system or as a replacement part for any of the same. If the Company breaches its non-competition covenant, it will be obligated to pay the Purchaser all gross profits relating to the sale of products in violation of the covenant.

         The Non-Competition Agreement also will require the Purchaser, during the two-year period following the Closing, to pay to the Company any and all gross profit relating to the sale, directly or indirectly, by the Purchaser of certain designated products to certain specified customers. The Purchaser will be required to maintain complete and accurate records of all such sales and to provide the Company with access to such records for examination purposes.

         In addition, the Company and the Purchaser will agree under the Non-Competition Agreement that, during the two-year period following the Closing, neither party will, directly or indirectly, solicit for hire employees of the other party, except as may be contemplated by the Agreement, without the other party's prior written consent. Moreover, if either party hires an employee or executive officer of the other party or a person who has terminated employment with such other party within the prior 90 days, the hiring party agrees to pay the other party a specified penalty.

EXPENSES

         Whether or not the Transaction is consummated, all costs and expenses incurred in connection with the Agreement and the Transaction shall be paid by the party incurring such expenses.

               SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                            AND CERTAIN SHAREHOLDERS

         The following table sets forth information as to the beneficial ownership of the Company's Common Stock as of April 30, 1995 (unless otherwise indicated), of each person known to the Company to be the beneficial owner of more than five percent (5%) of its Common Stock, no par value, and the number of shares owned by each director, each named executive officer and all executive officers and directors as a group.

                                                                Shares
                                                             Beneficially
             Name of Beneficial Owner                            Owned                    Percent
             ------------------------                        ------------                 -------
Bernard T. Marren                                               371,400                   10.03%
c/o Western Micro Technology, Inc.
12900 Saratoga Avenue
Saratoga, CA 95070

Marshall G. Cox                                                  60,000                    2.16%

William H. Welling                                               47,426(1)(2)              1.28%
c/o Venture Growth Associates II
3000 Sand Hill Road, Bldg. 3, Suite 125
Menlo Park, CA 94025

Ronald H. Mabry                                                       0                       --
P. Scott Munro                                                   11,718(1)                     *

Nancy A. Angeli                                                   5,731(1)                     *
John H. Ashbaugh                                                      0                       --

Ralph E. Gesell                                                       0                       --

Gregorio Reyes                                                   12,500(1)                     *
K. William Sickler                                                2,600(1)                     *

All Executive Officers and Directors as a Group                 511,375(3)                13.81%
(8 persons)

- ----------
*         Less than one percent.

(1) Includes shares purchasable under the Company's Amended and Restated Incentive and Non-Incentive Stock Option Plan (the "Stock Option Plan"), as of April 30, 1995 or within 60 days thereafter as set forth below. See also "Change in Control" at page 26 below.

         P. Scott Munro:      2,968 shares at $2.13
                              2,500 shares at $2.25
                              2,500 shares at $2.75
                              3,750 shares at $3.63

         Nancy A. Angeli:     1,250 shares at $2.00
                              1,981 shares at $2.13
                              2,500 shares at $2.25

         Gregorio Reyes:      2,500 shares at $8.25

         K. William Sickler:  2,500 shares at $8.25

         William H. Welling:  2,500 shares at $8.25

(2) Shares attributed to William H. Welling are held of record by Venture Growth Associates II, the general partner of which is BW Partners, of which Mr. Welling is a general partner. Mr. Welling disclaims beneficial ownership of such shares except to the extent of his proportionate interest in Venture Growth Associates II.

(3) Includes shares purchasable by executive officers and directors which were granted under the Company's Stock Option Plan in the following increments: 1,250 shares at $2.00 per share, 4,949 shares at $2.13 per share, 5,000 shares at $2.25 per share, 2,500 shares at $2.75 per share, 3,750 shares at $3,63 per share, and 7,500 shares at $8.25 per share.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table provides certain summary information concerning compensation paid to the Company's Chief Executive Officer, each of the Company's other executive officers and the Company's former Chief Executive Officer (the "named executive officers"), for the fiscal years ended December 31, 1994, 1993 and 1992.

                           SUMMARY COMPENSATION TABLE

                                                                                  Long-Term
                                                                                  Compensa-
                                                                                 tion Awards
                                                                                 -----------
                                                   Annual Compensation
                                            -----------------------------------
                                                                                  Securities
                                 Fiscal                            Other Annual   Underlying    All Other
   Name and Principal Position    Year      Salary      Bonus      Compensation    Options     Compensation
   ---------------------------   ------     ------      -----      ------------   ----------   ------------
 Ronald H. Mabry(1)                1994    $155,000     $75,000     $32,811(2)    300,000(3)         --
     Chairman of the Board,
     Chief Executive Officer,
     President and Secretary

 P. Scott Munro                    1994    $171,234     $75,550                   100,000(3)     $3,414(4)
     President, Systems            1993    $146,853     $60,670                         0        $4,199
     Division                      1992    $ 92,894     $54,001                    35,000        $6,978

 Nancy A. Angeli(5)                1994    $101,000     $ 4,857                    50,000(3)     $4,492(6)
     Chief Financial Officer       1993    $ 91,000     $ 6,191                         0        $1,450
     and Sr. Vice President,       1992    $ 71,556           0                     5,000        $   33
     Finance

 John H. Ashbaugh(7)               1994    $ 86,140     $10,000                    50,000             0
     Senior Vice President -
     Marketing

 Marshall G. Cox(8)                1994    $278,219           0                         0       $33,349(9)
     Former Chief Executive        1993    $270,631     $25,000         --              0       $36,415
     Officer, President and        1992    $212,500     $15,000         --         50,000       $11,544
     Chief Operating Officer
- ----------

(1) Mr. Mabry was hired in April 1994. Mr. Mabry's salary includes $5,000, which represents imputed interest on an interest free loan. See "Employment Agreements" on page 27 below.

(2) Includes costs of relocating Mr. Mabry from Southern California, including a housing allowance, an allowance for weekly round trips to Southern California and the costs associated with leasing and maintaining a company car.

(3) Certain of the Company's executive officers received stock options in 1994, which options were subsequently repriced later in the year. The rules of the Securities and Exchange Commission require that both the original option grant and the repriced option be reported as separate grants of stock options. However, since the original options received in 1994 were canceled at the time of repricing, the grantees were entitled only to the amount of the shares covered by the repriced options. See also "Change in Control" at page 26 below.

(4) Consists of medical costs covered by the Company's medical reimbursement plan.

(5)      Effective February 16, 1995, Ms. Angeli resigned from the Company.

(6) Consists of medical costs covered by the Company's medical reimbursement plan.

(7)      Mr. Ashbaugh was hired in June 1994.

(8) Mr. Cox resigned as the Company's Chief Executive Officer, President and Chief Operating Officer effective as of February 8, 1994. Pursuant to the terms of his Employment Agreement, he is entitled to $280,000 annually in the form of salary continuation. See "Employment Agreements."

(9) (1) $32,140 for 1994 premium on a $1,000,000 split dollar life insurance policy on Mr. Cox and (2) $1,209 for medical costs covered by the Company's executive medical reimbursement plan.


         The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1994 to the Company's named executive officers.

                        OPTION GRANTS IN LAST FISCAL YEAR






                                      Percent of                                   Potential Realized Value
                      Number of         Total                                       at Assumed Annual Rates
                     Securities       Options                                     of Stock Price Appreciation
                      Underlying      Granted to                                        for Option Term
                       Options       Employees in  Exercise or Base   Expiration  ---------------------------
                       Granted       Fiscal Year    Price ($/Share)      Date          5%            10%
                     ----------      ------------  ----------------   ----------       --            ---
 Ronald H.  Mabry    150,000(1)(2)      24.6%          $8.50         4/4/2000     $658,148.21    $1,607,773.74
                                                                       -2003
                     150,000(1)         24.6%          $6.00         6/10/2005    $841,582.18    $2,377,225.37
                                                                       -2008

 P. Scott Munro       25,000(1)(2)       4.1%          $8.13         2/25/2000    $104,916.57    $  256,298.05
                                                                       -2003
                      50,000(1)          8.2%          $6.00         9/16/2005    $280,527.39    $  792,408.46
                                                                       -2008
                      25,000(1)          4.1%          $6.00         9/16/2005    $140,263.70    $  396,204.23
                                                                       -2008

 Nancy A. Angeli      25,000(1)(2)       4.1%          $8.13         2/25/2000    $104,916.57    $  256,298.05
                                                                       -2003
                      25,000(1)          4.1%          $6.00         6/10/2000    $ 77,429.20    $  189,149.85
                                                                       -2003

 John H. Ashbaugh     50,000(1)          8.2%          $6.00         9/16/2000    $154,858.40    $  378,299.70
                                                                       -2003

 Marshall G. Cox         --              --              --             --
- ----------

(1) These options vest 25% over a four-year period. See also "Change in Control" at page 26 below.

(2) These options were repriced in October 1994. The rules of the Securities and Exchange Commission require that both the original option grant and the repriced option be reported as separate stock option grants. However, since the original options received in 1994 were canceled at the time of repricing, the grantees were entitled only to the amount of shares covered by the repriced options.

         The following table shows the number of shares of Common Stock represented by outstanding stock options held by each of the named executive officers as of December 31, 1994. The Company's Common Stock price as at close of business on December 30, 1994 was $6.38.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                                   Number of
                                                                                   Securities            Value of
                                                                                   Underlying           Unexercised
                                                                              Unexercised Options      In-the-Money
                                                                                   at FY-End         Options at FY-End
                                     Shares Acquired                              Exercisable/         Exercisable/
                      Name             on Exercise         Value Realized        Unexercisable         Unexercisable
                      ----           ---------------       --------------     --------------------   -----------------
              Ronald H. Mabry                   0                    $0            0/150,000            $0/$57,000
              P. Scott Munro                1,719               $11,818          11,718/90,000        $42,360/$78,888
              Nancy A. Angeli                   0                    $0           5,731/27,500        $24,229/$19,825
              John H. Ashbaugh                  0                    $0             0/50,000            $0/$19,000
              Marshall G. Cox                   0                    $0               0/0                  $0/0

         During the last fiscal year, the Company repriced stock options previously awarded to the named executive officers. The following table provides information concerning all options held by any executive officer that have been repriced in the last 10 fiscal years.

                           TEN-YEAR OPTION REPRICINGS



                                                                                                Length of
                                                                                             Original Option
                                       No. of                                                     Term
                                      Securities           Market Price  Exercise              Remaining
                                      Underlying  No. of    of Stock     Price at     New      at Date of
                                       Options    Options  at Time of    Time of    Exercise   Repricing
   Name and Position         Date     Repriced    Granted  Repricing     Repricing   Price     (in years)
   -----------------         ----     ----------  -------  ----------    ---------  --------   ----------
Ronald H. Mabry             4/4/94     37,500    37,500        $6.00       $8.50     $6.00        5.8
Chief Executive Officer     4/4/94     37,500    37,500        $6.00       $8.50     $6.00        6.8
and President               4/4/94     37,500    37,500        $6.00       $8.50     $6.00        7.8
                            4/4/94     37,500    37,500        $6.00       $8.50     $6.00        8.8

Nancy A. Angeli            2/25/94      6,250     6,250        $6.00       $8.13     $6.00        5.7
Chief Financial Officer    2/25/94      6,250     6,250        $6.00       $8.13     $6.00        6.7
and Sr. Vice President,    2/25/94      6,250     6,250        $6.00       $8.13     $6.00        7.7
Finance                    2/25/94      6,250     6,250        $6.00       $8.13     $6.00        8.7
                          11/10/89      1,250     1,250        $2.13       $5.13     $2.13        4.9
                          11/10/89      1,250       625        $2.13       $5.13     $2.13        5.9
                          11/10/89      1,250       625        $2.13       $5.13     $2.13        6.9
                          11/10/89      1,250       625        $2.13       $5.13     $2.13        7.9
                          11/23/88        500       500        $2.13       $6.50     $2.13        3.9
                          11/23/88        500       500        $2.13       $6.50     $2.13        4.9
                          11/23/88        500       250        $2.13       $6.50     $2.13        5.9
                          11/23/88        500       250        $2.13       $6.50     $2.13        6.9
                           2/12/88        675       675        $2.13       $3.25     $2.13        2.2
                           2/12/88        675       675        $2.13       $3.25     $2.13        3.2
                           2/12/88        675       675        $2.13       $3.25     $2.13        4.2
                           2/12/88        675       338        $2.13       $3.25     $2.13        5.2
                          12/24/87      2,000     2,000        $2.13       $3.25     $2.13        5.2
                          12/24/87      1,000     1,000        $2.13       $3.25     $2.13        6.2
                          12/24/87      1,000     1,000        $2.13       $3.25     $2.13        7.2
                          12/24/87      5,600     5,600        $2.13       $3.25     $2.13        0.8
                            3/2/87      5,000     4,000        $3.25       $6.00     $3.25        7.2
                           10/2/85     10,000     6,800        $3.25       $6.00     $3.25        1.4


P. Scott Munro             2/25/94      6,250     6,250        $6.00       $8.13     $6.00        5.4
President, Systems         2/25/94      6,250     6,250        $6.00       $8.13     $6.00        6.4
Division                   2/25/94      6,250     6,250        $6.00       $8.13     $6.00        7.4
                           2/25/94      6,250     6,250        $6.00       $8.13     $6.00        8.4
                           8/24/90      2,500     1,250        $2.13       $3.38     $2.13        5.7
                           8/24/90      2,500     1,250        $2.13       $3.38     $2.13        6.7
                           8/24/90      2,500     1,250        $2.13       $3.38     $2.13        7.7
                           8/24/90      2,500     1,250        $2.13       $3.38     $2.13        8.7
                          11/10/89      1,250     1,250        $2.13       $5.13     $2.13        4.9
                          11/10/89      1,250       625        $2.13       $5.13     $2.13        5.9
                          11/10/89      1,250       625        $2.13       $5.13     $2.13        6.9
                          11/10/89      1,250       625        $2.13       $5.13     $2.13        7.9

George R. McGurn           7/24/90      3,750     1,875        $2.13       $4.00     $2.13        5.6
Vice President, Sales      7/24/90      3,750     1,875        $2.13       $4.00     $2.13        6.6
and Marketing, Eastern     7/24/90      3,750     1,875        $2.13       $4.00     $2.13        7.6
United States              7/24/90      3,750     1,875        $2.13       $4.00     $2.13        8.6
                          11/10/89      2,500     2,500        $2.13       $5.13     $2.13        4.9
                          11/10/89      2,500     1,250        $2.13       $5.13     $2.13        5.9
                          11/10/89      2,500     1,250        $2.13       $5.13     $2.13        6.9
                          11/10/89      2,500     1,250        $2.13       $5.13     $2.13        7.9
                           2/12/88      1,250     1,250        $2.13       $3.25     $2.13        2.2
                           2/12/88      1,250     1,250        $2.13       $3.25     $2.13        3.2
                           2/12/88      1,250     1,250        $2.13       $3.25     $2.13        4.2
                           2/12/88      1,250       625        $2.13       $3.25     $2.13        5.2
                          12/24/87     20,000    20,000        $2.13       $3.25     $2.13        0.5
                           6/10/86     25,000    20,000        $3.25       $7.50     $3.25        3.5



                                                                                                Length of
                                                                                             Original Option
                                       No. of                                                     Term
                                      Securities           Market Price  Exercise              Remaining
                                      Underlying  No. of    of Stock     Price at     New      at Date of
                                       Options    Options  at Time of    Time of    Exercise   Repricing
   Name and Position         Date     Repriced    Granted  Repricing     Repricing   Price     (in years)
   -----------------         ----     ----------  -------  ----------    ---------  --------   ----------
Former Executive Officers

Paul A. Araquistain       11/10/89      2,500     2,500        $2.13       $5.13     $2.13        4.9
Chief Financial Officer   11/10/89      2,500     1,250        $2.13       $5.13     $2.13        5.9
and Sr. Vice President    11/10/89      2,500     1,250        $2.13       $5.13     $2.13        6.9
                          11/10/89      2,500     1,250        $2.13       $5.13     $2.13        7.9
                           2/12/88      7,000     7,000        $2.13       $3.25     $2.13        2.2
                           2/12/88      7,000     7,000        $2.13       $3.25     $2.13        3.2
                           2/12/88      7,000     7,000        $2.13       $3.25     $2.13        4.2
                           2/12/88      7,000     3,500        $2.13       $3.25     $2.13        5.2
                          12/24/87      1,000     1,000        $2.13       $3.25     $2.13        2.6
                          12/24/87      1,000     1,000        $2.13       $3.25     $2.13        3.6
                          12/24/87      1,000     1,000        $2.13       $3.25     $2.13        4.6
                          12/24/87      1,000     5,000        $2.13       $3.25     $2.13        5.6
                           7/26/87      1,250     1,000        $3.25       $6.50     $3.25        5.6
                           7/26/87      1,250     1,000        $3.25       $6.50     $3.25        6.6
                           7/26/87      1,250     1,000        $3.25       $6.50     $3.25        7.6
                           7/26/87      1,250     1,000        $3.25       $6.50     $3.25        8.6


Reiny C. Giesecke         11/10/89      3,750     3,750        $2.13       $5.13     $2.13        4.9
Vice President            11/10/89      3,750     1,875        $2.13       $5.13     $2.13        5.9
                          11/10/89      3,750     1,875        $2.13       $5.13     $2.13        6.9
                          11/10/89      3,750     1,875        $2.13       $5.13     $2.13        7.9
                           2/12/88      4,000     4,000        $2.13       $3.25     $2.13        2.2
                           2/12/88      4,000     4,000        $2.13       $3.25     $2.13        3.2
                           2/12/88      4,000     4,000        $2.13       $3.25     $2.13        4.2
                           2/12/88      4,000     2,000        $2.13       $3.25     $2.13        5.2
                          12/24/87     24,000    24,000        $2.13       $3.25     $2.13        0.7
                           8/29/86     30,000    24,000        $3.25       $7.00     $3.25        3.3

Sherlene R. Pjesky         7/24/90      1,407       704        $2.13       $4.00     $2.13        5.6
Vice President,            7/24/90      1,406       704        $2.13       $4.00     $2.13        6.6
Operations                 7/24/90      1,406       703        $2.13       $4.00     $2.13        7.6
                           7/24/90      1,406       702        $2.13       $4.00     $2.13        8.6
                          11/23/88        500       500        $2.13       $6.50     $2.13        3.9
                          11/23/88        500       500        $2.13       $6.50     $2.13        4.9
                          11/23/88        500       250        $2.13       $6.50     $2.13        5.9
                          11/23/88        500       250        $2.13       $6.50     $2.13        6.9
                           2/12/88        219       219        $2.13       $3.25     $2.13        2.2
                           2/12/88        219       219        $2.13       $3.25     $2.13        3.2
                           2/12/88        219       219        $2.13       $3.25     $2.13        4.2
                           2/12/88        218       218        $2.13       $3.25     $2.13        5.2
                            3/2/87      2,500     2,000        $3.25       $6.00     $3.25        7.2
                           10/2/85      2,500     1,500        $3.25       $6.00     $3.25        2.5


Keith W. Steenland        11/10/89      2,500     2,500        $2.13       $5.13     $2.13        4.9
Executive Vice            11/10/89      2,500     1,250        $2.13       $5.13     $2.13        5.9
President, Distribution   11/10/89      2,500     1,250        $2.13       $5.13     $2.13        6.9
Group                     11/10/89      2,500     1,250        $2.13       $5.13     $2.13        7.9
                           2/12/88      1,500     1,500        $2.13       $3.25     $2.13        2.2
                           2/12/88      1,500     1,500        $2.13       $3.25     $2.13        3.2
                           2/12/88      1,500     1,500        $2.13       $3.25     $2.13        4.2
                           2/12/88      1,500       750        $2.13       $3.25     $2.13        5.2
                          12/24/87     24,000    24,000        $2.13       $3.25     $2.13        0.7
                           8/29/86     30,000    24,000        $3.25       $7.00     $3.25        2.6

James R. Magri             7/24/90      3,750     1,875        $2.13       $4.00     $2.13        5.6
Vice President, Sales      7/24/90      3,750     1,875        $2.13       $4.00     $2.13        6.6
and Marketing,             7/24/90      3,750     1,875        $2.13       $4.00     $2.13        7.6
Northwest                  7/24/90      3,750     1,875        $2.13       $4.00     $2.13        8.6
                          11/23/88        750       750        $2.13       $6.50     $2.13        3.9
                          11/23/88        750       750        $2.13       $6.50     $2.13        4.9
                          11/23/88        750       375        $2.13       $6.50     $2.13        5.9
                          11/23/88        750       375        $2.13       $6.50     $2.13        6.9
                            4/8/88      6,000     6,000        $2.13       $4.25     $2.13        3.3
                            4/8/88      3,000     3,000        $2.13       $4.25     $2.13        4.3
                            4/8/88      3,000     1,500        $2.13       $4.25     $2.13        5.3



                                                                                                Length of
                                                                                             Original Option
                                       No. of                                                     Term
                                      Securities           Market Price  Exercise              Remaining
                                      Underlying  No. of    of Stock     Price at     New      at Date of
                                       Options    Options  at Time of    Time of    Exercise   Repricing
   Name and Position         Date     Repriced    Granted  Repricing     Repricing   Price     (in years)
   -----------------         ----     ----------  -------  ----------    ---------  --------   ----------
Richard E. Hoff           11/10/89      2,500     2,500        $2.13       $5.13     $2.13        4.9
Vice President,           11/10/89      2,500     1,250        $2.13       $5.13     $2.13        5.9
Manufacturing Services    11/10/89      2,500     1,250        $2.13       $5.13     $2.13        6.9
                          11/10/89      2,500     1,250        $2.13       $5.13     $2.13        7.9


Michael J. Rohleder         3/2/87      6,000     4,800        $3.25       $6.00     $3.25        8.2
Vice President,            10/2/85     19,000    15,200        $3.25       $6.00     $3.25        2.5
Component Sales            10/2/85      6,000     4,800        $3.25       $6.00     $3.25        1.8

Raymond Woo                 3/2/87      6,000     4,800        $3.25       $6.00     $3.25        8.2
Vice President, Systems    10/2/85     19,440    15,552        $3.25       $6.00     $3.25        2.5
Sales                      10/2/85      6,660     5,328        $3.25       $6.00     $3.25        1.8


George M. Liu             11/10/89      2,500     2,500        $2.13       $5.13     $2.13        4.9
Vice President,           11/10/89      2,500     1,250        $2.13       $5.13     $2.13        5.9
Engineering and           11/10/89      2,500     1,250        $2.13       $5.13     $2.13        6.9
Technical Staff           11/10/89      2,500     1,250        $2.13       $5.13     $2.13        7.9
                          12/24/87      6,400       600        $2.13       $3.25     $2.13        5.5
                          12/24/87      4,800       600        $2.13       $3.25     $2.13        5.6
                           7/28/87      1,500     1,200        $3.25       $6.50     $3.25        5.6
                           7/28/87      1,500     1,200        $3.25       $6.50     $3.25        6.6
                           7/28/87      1,500     1,200        $3.25       $6.50     $3.25        7.6
                           7/28/87      1,500     1,200        $3.25       $6.50     $3.25        8.6
                            6/2/87      2,000     1,600        $3.25       $7.00     $3.25        5.4
                            6/2/87      2,000     1,600        $3.25       $7.00     $3.25        6.4
                            6/2/87      2,000     1,600        $3.25       $7.00     $3.25        7.4
                            6/2/87      2,000     1,600        $3.25       $7.00     $3.25        8.4
                           10/2/85      6,000     4,800        $3.25       $6.00     $3.25        1.8

Michael M. Rossen           3/2/87     10,000     8,000        $3.25       $6.00     $3.25        7.2
Vice President, Sales
Systems Division

Marshall G. Cox              None
Chief Executive            Repriced
Officer, President, and
Chief Operating Officer

COMPENSATION OF DIRECTORS

         Outside directors (i.e., those who are not employees of the Company) receive an annual retainer of $20,000, plus $750 for each Board meeting attended. The Company also pays for director's liability insurance.

         At the 1994 Annual Meeting, however, the Company approved the adoption of the Company's 1994 Stock Option Plan. Among many other benefits, the 1994 Stock Option Plan provides for the grant of an option of 10,000 shares of the Company's Common Stock to certain directors who are not employees following their initial election and at every fourth regular annual meeting thereafter while they serve on the Board of Directors. Current non-employee directors will receive an option for 10,000 shares at the annual meeting following the full vesting of any option they currently hold if they are elected at such annual meeting and at every fourth regular annual meeting thereafter at which they are elected. The exercise price will be the fair market value of the shares on the date of each respective grant.

CHANGE IN CONTROL

         Certain stock options outstanding under the Company's Amended and Restated Incentive and Non-Incentive Stock Option Plan, including options held by the named executive officers, will become fully vested and exercisable if the optionee's employment terminates within 12 months following a change in control of the Company. A change in control means the occurrence of any of the following events: (1) shareholder approval of a merger or consolidation of the Company with any other corporation, which results in a change in 50% or more of the total voting power of the Company, (2) shareholder approval of a plan of complete liquidation of the Company or an agreement for the sale or disposition of all or substantially all of the Company's assets, or (3) any person becomes the beneficial owner or more than 50% of the Company's total outstanding securities. The Board of Directors of the Company has determined that the consummation of the Transaction in accordance with the terms and conditions of the Agreement will not constitute a change of control of the Company as defined under the Amended and Restated Incentive and Non-Incentive Stock Option Plan.

EMPLOYMENT AGREEMENTS

         The Company entered into a two-year Employment Agreement with Ronald H. Mabry dated April 1, 1994. Pursuant to the terms of the Agreement, Mr. Mabry is paid a base salary of $200,000 per year and is eligible to receive a bonus of up to $100,000 a year ($50,000 of which is guaranteed and the other $50,000 of which is subject to the achievement of certain performance goals). If Mr. Mabry is terminated without cause at any time during the term of the Agreement, he is entitled to receive for a period of 12 months after his termination his base salary, the employee benefits made available to the Company's executive officers and salaried employees generally, and a bonus. The bonus is calculated at a rate equal to that of the bonus received by Mr. Mabry during the six months preceding his termination. For example, if in the six months prior to his termination Mr. Mabry received $50,000 in bonuses, he would receive a $100,000 bonus during the 12-month period. In the event that Mr. Mabry's responsibilities are reduced following a change in control and such reduction in responsibilities is not for cause, any resignation of employment by Mr. Mabry as a consequence of such reduction in responsibilities is treated as a termination of employment without cause. Under his employment agreement, "Cause" is deemed to exist in the event Mr. Mabry: (i) is convicted of a felony, or (ii) in carrying out his duties, is guilty of (A) gross negligence, or (B) gross misconduct resulting, in either case, in material harm to the Company. The Company has also agreed to pay for relocation expenses and for the use of an automobile. See Footnote (2) of the Summary Compensation Table.

         In March 1994, prior to his becoming an officer of the Company, the Company loaned Mr. Mabry $50,000 as an inducement to Mr. Mabry to accept the position of Chief Executive Officer and President. The promissory note in connection with such loan has a five-year term and provides for no interest. The note becomes immediately payable at the Company's option if Mr. Mabry resigns or is terminated for cause. In addition, if he exercises any stock option granted to him by the Company, sells any or all of such shares and recognizes a gain on such sale, all such gain shall be used to pay any outstanding balance due on the note.

         The Company entered into a two-year Employment Agreement with P. Scott Munro dated June 1, 1994. Pursuant to the terms of the Agreement, Mr. Munro is paid a base salary of $175,000 per year and is eligible to receive a bonus of up to $75,000 a year ($18,750 of which is guaranteed and the other $56,250 is subject to the achievement of certain performance goals.) If, during the term of the Agreement, Mr. Munro is terminated without cause, he is entitled to continue to receive his base salary and employee benefits in effect immediately prior to such termination, plus his bonus (payable at a rate equal to that of the bonuses received during the six months prior to such termination) for a period of 12 months following his termination. In the event that Mr. Munro's responsibilities are reduced following a change in control and such reduction in responsibilities is not for cause, any resignation of employment by Mr. Munro as a consequence of such reduction in responsibilities is treated as a termination of employment without cause.

         The Company entered into a one-year Employment Agreement with John Ashbaugh dated July 29, 1994. Pursuant to the terms of the Agreement, Mr. Ashbaugh is paid a base salary of $160,000 per year and is eligible to receive a bonus of up to $40,000 a year ($20,000 of which is guaranteed and the other $20,000 is subject to the achievement of certain performance goals.) Mr. Ashbaugh was also granted an option to purchase 50,000 shares, which vests at the rate of 25% per year (subject to cliff-vesting in the first year) and is entitled to a company car. If, during the term of the Agreement, Mr. Ashbaugh is terminated without cause, he is entitled to continue to receive his base salary and employee benefits in effect immediately prior to such termination, plus his bonus (payable at a rate equal to that of the bonuses received during the six months prior to such termination) for a period ending upon the earlier of: (i) 12 months following his termination, (ii) the date he accepts employment elsewhere, or (iii) the end of the term of this Agreement. In the event that Mr. Ashbaugh's responsibilities are reduced following a change in control and such reduction in responsibilities is not for cause, any resignation of employment by Mr. Ashbaugh as a consequence of such reduction in responsibilities is treated as a termination of employment without cause.

         The Company entered into an Employment Agreement with Marshall G. Cox as part of a Settlement Agreement dated April 26, 1993. The Settlement Agreement was the result of a proxy dispute that began in March 1993 over the composition of the Board of Directors. Effective February 8, 1994, Mr. Cox resigned as the Company's President and Chief Executive Officer. However, the Employment Agreement contains a provision which provides for the payment to Mr. Cox of $280,000 annually in the form of salary continuation. He is also entitled to continue to participate in all insurance or similar plans maintained by the Company that do not require vesting. In addition, the Company agreed to continue to pay premiums on Mr. Cox's life insurance policy and to pay for Mr. Cox's use of an automobile. During the continuation period, Mr. Cox is, as a condition to receiving payments and benefits, to perform consulting services on an as-needed basis to an extent not exceeding 20 hours in any calendar month. This continuation period commenced October 1, 1993 and will expire September 30, 1995, unless Mr. Cox's consulting services are terminated for cause. The costs associated with this were expensed in the fiscal year ended December 31, 1993.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         The following Unaudited Pro Forma Condensed Consolidated Financial Statements are based upon the consolidated historical financial statements of the Company adjusted to give effect to the Transaction.

         The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1995 gives effect to the elimination of the disposed business assuming that the disposition had taken place on March 31, 1995 and the cash proceeds had been received at that time. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1994 and the three months ended March 31, 1995 give effect to the elimination of the disposed business assuming the disposition of the business had taken place on January 1, 1994.

         The Company did not declare any cash dividends per common share during the periods for which financial data is presented. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                AT MARCH 31, 1995
                    (in thousands, except per share amounts)


                                                                                               Computer
                                                              WMT, Inc.                         Systems
                                                            Consolidated                        Business
                                                              Balance         Components       Pro Forma
                                                               Sheet            Group        Balance Sheet
                                                            at March 31,     Disposition     at March 31,
                                                                1995         Adjustments         1995
                                                            -------------    -----------     ------------
                                                                                  (1)
Assets
Current assets:
       Cash .............................................     $    237         $  1,688(a)      $  1,925
       Escrow receivable ................................                         1,858(b)         1,858
       Inventories, NET .................................       19,208           (9,318)(c)        9,890
       Trade accounts receivable, net ...................       17,076           (7,342)           9,734
       Other current assets .............................        1,107             --              1,107
                                                              --------         --------         --------
           Total current assets .........................       37,628          (13,114)          24,514
Property and equipment, net .............................        1,023             (467)(d)          556
Goodwill and other intangibles, net .....................        1,371           (1,371)(f)         --
Other Assets ............................................          290             --                290
                                                              --------         --------         --------
                                                              $ 40,312         $(14,952)        $ 25,360
                                                              ========         ========         ========
Liabilities and Shareholders' Equity
Current liabilities:
       Notes Payable ....................................     $  9,842         $ (9,842)(a)     $   --
       Current portion of capital leases ................          112             --                112
       Accounts payable and accrued expenses ............       16,194           (2,400)(e)       13,794
                                                              --------         --------         --------
           Total current liabilities ....................       26,148          (12,242)          13,906
Capital lease obligations, less current portion .........          111              (48)              63
Other ...................................................          378             --                378
Shareholders' equity ....................................       13,675           (2,662)(f)       11,013
                                                              --------         --------         --------
                                                              $ 40,312         $(14,952)        $ 25,360
                                                              ========         ========         ========
Book value per common share .............................     $   3.64             --           $   2.93(2)
                                                              ========                          ========

  See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE
                        THREE MONTHS ENDED MARCH 31, 1995

                    (In thousands, except per share amounts)

                                     WMT, Inc.                  Computer Systems
                                    Consolidated    Components      Business
                                   Quarter ended      Group         Pro Forma
                                     March 31,     Disposition    Quarter ended
                                        1995       Adjustments   March 31, 1995
                                   -------------   -----------  ----------------
                                                       (3)
Net sales                             $ 33,497       $ 16,184       $ 17,313

Cost of goods sold                      29,454         14,015         15,439
                                      --------       --------       --------

       Gross profit                      4,043          2,169          1,874
                                      --------       --------       --------
       Gross profit as % of net
       sales                             12.07%          13.4%          10.8%

Selling, general and
administrative expenses                  4,550          2,639          1,911
                                      --------       --------       --------
       Operating (loss) income            (507)          (470)           (37)

Interest expense (net)                     275            275           --
Other income (expense)                      31             14             17
                                      --------       --------       --------
Loss from operations before
income taxes                              (751)          (731)           (20)

Provision for income taxes                --             --             --
                                      --------       --------       --------
       Loss from continuing
       operations                     $   (751)      $   (731)      $    (20)
                                      ========       ========       ========
       Loss per common share from
       continuing operations          $  (0.20)                     $  (0.01)
                                      ========                      ========
Number of shares used in per
share calculation                        3,759                         3,759
                                      ========                      ========

                     The accompanying notes are an integral
                        part of the financial statements.

   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE
                          YEAR ENDED DECEMBER 31, 1994

                    (In thousands, except per share amounts)

                                              WMT, Inc.                    Computer Systems
                                             Consolidated                      Business
                                             Fiscal Year     Components        Pro Forma
                                                Ended           Group         Year Ended
                                             December 31,    Disposition     December 31,
                                                 1994        Adjustments         1995
                                            ------------    -----------   ----------------
                                                                (3)              (4)
   Net sales                                  $ 119,285       $  59,351       $  59,934
   Cost of goods sold                           102,662          49,423          53,239
                                              ---------       ---------       ---------

          Gross profit                           16,623           9,928           6,695
                                              ---------       ---------       ---------

          Gross profit as % of net sales           13.9%           16.7%           11.2%

   Selling, general and administrative
   expenses                                      16,968          10,122           6,846
                                              ---------       ---------       ---------

          Operating (loss) income                  (345)           (194)           (151)

   Interest expense (net)                           884             884            --
   Other income (expense)                            10               5               5
                                              ---------       ---------       ---------
   Loss from operations before income
   taxes                                         (1,219)         (1,073)           (146)

   (Benefit from)/Provision for income
   taxes                                           (217)           (217)           --
                                              ---------       ---------       ---------
          Loss from continuing operations     $  (1,002)      $    (856)      $    (146)
                                              =========       =========       =========
          Loss per common share from
          continuing operations               $   (0.27)                      $   (0.04)
                                              =========                       =========
   Number of shares used in per share
   calculation                                    3,669                           3,669
                                              =========                       =========


                     The accompanying notes are an integral
                        part of the financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AT MARCH 31, 1995 AND FOR THE YEAR ENDED DECEMBER 31, 1994 AND THE THREE MONTHS ENDED MARCH 31, 1995

                             Balance Sheet Footnotes

NOTE 1:

(a) Cash proceeds of $11,530,000 assumed used to retire Note Payable of $9,842,000.

(b) Estimated escrow receivable comprised of designated inventory and accounts receivable of $1,635,000 and $223,000, respectively.

(c) Reptron expected to acquire $8,745,000 in semiconductor components inventory. In addition, $573,000 added to inventory reserves to provide for possible loss exposure related to the inventory to be placed into escrow at the Transaction closing. Although the Purchaser will take such inventory into escrow at book value, the Company believes the Purchaser, due to its unfamiliarity with the product lines and other factors, will not sell the inventory as effectively as would the Company over the same time period.

(d)    Book value of equipment expected to be acquired by Reptron.

(e) To reflect Reptron's assumption of $3,241,000 in components related trade accounts payable net of an $841,000 increase in other liabilities to provide for expected severance and other exit costs plus those associated with office consolidation.

(f) Non-cash write-off of Goodwill and increase in inventory reserves associated with the transaction of $1,371,000 and $573,000, respectively. These charges are directly related to the Transaction and will be recognized concurrently with the Transaction. Also includes $841,000 of severance, relocation and other exit costs net of $100,000 cash proceeds received above book value of assets and a $23,000 reduction in accounts receivable reserves which will be included in income in the period succeeding the close of the Transaction. Such charges and credits were not considered in the pro forma income statements enclosed.

NOTE 2:

       The $.71 difference between the historical and pro forma per common share book values indicated is attributable to the following:

(a)    $.36 results from non-cash write-off of Goodwill;

(b) $.15 results from initial non-cash write-up of inventory reserves to account for estimated escrow losses; and

(c)    The remaining $.20 will be for severance and other exit costs.

                           Income Statement Footnotes
NOTE 3:

       Eliminates the operating results of the Components Group included in Western Micro Technology, Inc.'s consolidated statement of operations for the quarter ended March 31,1995 and the fiscal year ended December 31, 1994. Eliminates interest expense associated with Notes Payable assuming proceeds of transaction used to retire all short term debt on January 1, 1994.

NOTE 4:

       Includes $384,000 in non-recurring non-cash compensation expense related to the acquisition of First Computer Corporation in December 1994.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE TRANSACTION AND THE AGREEMENT.

                                  OTHER MATTERS

       Management knows of no business that will be presented for consideration at the Special Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

       The expense of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by mail, certain officers, directors and Company employees who will receive no additional compensation for their services may solicit proxies by telephone, telegraph or personal interview. The Company may retain a proxy solicitation firm and, if it does so, would pay approximately $45,000 in fees plus a reasonable amount to cover expenses. The Company is required to request brokers and nominees who hold stock in their name to furnish this proxy material to beneficial owners of the stock and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in so doing.

       The Company expects representatives of Coopers & Lybrand, the Company's independent accountants, to be present at the Special Meeting with the opportunity to make a statement if they so desire and to respond to pertinent questions of Shareholders.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       THIS PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM RONALD H. MABRY, SECRETARY, WESTERN MICRO TECHNOLOGY, INC., 12900 SARATOGA AVENUE, SARATOGA, CALIFORNIA 95070 (TELEPHONE (408) 725-1660). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE MEETING TO WHICH THIS PROXY STATEMENT RELATES, ANY REQUEST SHOULD BE MADE BY JUNE 30, 1995.

       The following periodic reports filed by the Company (File No. 0-11560) with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are hereby incorporated by reference in this Proxy Statement:

       1. Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended by the Company's Form 10-K/A Amendment No. 1 dated April 28, 1995, copies of which have been delivered with this Proxy Statement;

       2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, a copy of which has been delivered with this Proxy Statement; and

       3.  Current Report on Form 8-K dated April 17, 1995.

       All other reports and documents filed by the Company pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that such statement is modified or replaced by a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference into this Proxy Statement. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Proxy Statement.


                                 By Order of the Board of Directors,



                                           Ronald H. Mabry
                                              Secretary

Saratoga, California
June 30, 1995

                                  APPENDIX A

                           ASSET PURCHASE AGREEMENT

                               TABLE OF CONTENTS

                                                                                                                         Page
                                                                                                                         ----
ARTICLE I    PURCHASE AND SALE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.1     Agreement to Sell   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.2     Purchase Price and Allocation Thereof   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     1.3     Delivery of the Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     1.4     Assumption of Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     1.5     Payment of the Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     1.6     Escrow Deposit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE II   REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     2.1     Representations and Warranties of the Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
             (a)           Corporate Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
             (b)           Corporate Power; Authorization; Enforceable Obligations . . . . . . . . . . . . . . . . . . . . 6
             (c)           Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
             (d)           Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
             (e)           Title to Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
             (f)           Location of Tangible Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
             (g)           Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
             (h)           No Third Party Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
             (i)           Third Party Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
             (j)           Completeness of Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
             (k)           Pending, Threatened or Potential Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . 8
             (l)           Contracts and Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
             (m)           Warranty Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
             (n)           Non-Competition, Confidentiality and Indemnification Agreements . . . . . . . . . . . . . . . . 9
             (o)           Broker's and Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     2.2     Representations and Warranties of the Purchaser   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
             (a)           Corporate Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
             (b)           Corporate Power and Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
             (c)           Validity of Contemplated Transactions, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . 9
             (d)           Broker's and Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

ARTICLE III  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.1     Indemnification by the Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.2     Indemnification by the Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.3     Notice and Defense of Third-Party Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.4     Remedy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     3.5     Survival of Covenants and Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE IV   FURTHER COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     4.1     Seller's Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

                                                                                                                         Page
                                                                                                                         ----
ARTICLE V    CONDITIONS PRECEDENT TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     5.1     Conditions Precedent to the Purchaser's Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     5.2     Conditions Precedent to the Seller's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE VI   CLOSING, ITEMS TO BE DELIVERED, THIRD PARTY CONSENTS AND FURTHER ASSURANCES . . . . . . . . . . . . . . . .  16
     6.1     Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     6.2     Items to be Delivered at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     6.3     Other Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE VII  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     7.1     Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     7.2     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     7.3     Post Closing Administration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     7.4     Contents of Agreement: Parties in Interest. etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     7.5     Assignment and Binding Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     7.6     Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     7.7     Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     7.8     California Law to Govern  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     7.9     No Benefit to Others  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     7.10    Headings, Gender and Person   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     7.11    Exhibits and Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     7.12    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     7.13    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21



                                                  SCHEDULE
                                                  --------
Preliminary Schedule 1.1(a)                                 Accounts Receivable
Final Schedule 1.1(a)                                       Accounts Receivable (To be delivered at Closing)
Preliminary Schedule 1.1(b)                                 Inventory
Final Schedule 1.1(b)                                       Inventory (To be delivered at Closing)
Schedule 1.1(d)                                             Machinery, Equipment, Furniture and Fixtures (To be delivered at Closing)
Schedule 1.1(f)                                             Real Estate and Personal Property Leases
Preliminary Schedule 1.1(g)                                 Backlog
Final Schedule 1.1(g)                                       Backlog (To be delivered at Closing)
Schedule 1.1(h)                                             Request for Quotations (To be delivered at Closing)
Preliminary Schedule 1.4(c)                                 Accounts Payable

Final Schedule 1.4(c)                                       Accounts Payable (To be delivered at Closing)
Preliminary Schedule 1.6(a)                                 Designated Accounts Receivable
Final Schedule 1.6(a)                                       Designated Accounts Receivable (To be delivered at Closing)
Preliminary Schedule 1.6(b)                                 Designated Inventory
Final Schedule 1.6(b)                                       Designated Inventory (To be delivered at Closing)
Schedule 2.1(k)                                             Litigation
Schedule 2.1(l)(iii)                                        Volume Discounts
Schedule 5.1(j)                                             Franchise Product Lines


                                    EXHIBITS

Exhibit A                  Escrow Agreement
Exhibit B                  Non-Competition/Royalty/No-Solicitation Agreement

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into on this 5th day of May 1995 by and among WESTERN MICRO TECHNOLOGY, INC. a California corporation (the "Seller"), and REPTRON ELECTRONICS, INC., a Florida corporation (the "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, a portion of the Seller's business is the wholesale distribution of electronic semiconductor components (the "Electronic Component Distribution Business" or the "ECDB.") The Seller desires to sell to the Purchaser and the Purchaser desires to buy from the Seller all of the operating assets, properties and rights of the Seller comprising the ECDB for the purchase price and upon and subject to the other terms and conditions hereinafter set forth;

         NOW THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I

                               PURCHASE AND SALE

         1.1 Agreement to Sell. At the Closing, as defined in Article VI hereof, the Seller will grant, sell, convey and assign to the Purchaser, upon, and subject to the terms and conditions of this Agreement, all of the Seller's right, title and interest in and to the following, which comprise the ECDB (collectively the "Assets"):

         (a) all accounts receivable relating to the ECDB as of the close of business on the last business day immediately preceding the Date of Closing (the "Accounts Receivable") (for reference purposes only all accounts receivable relating to the ECDB as of the date hereof are set forth on Schedule 1.1(a) attached hereto (the "Preliminary Schedule 1.1(a)"), which will be updated on the close of business on the last business day immediately preceding the Date of Closing to identify the Accounts Receivable and such updated Schedule will constitute the Accounts Receivable (the "Final Schedule 1.1(a)");

         (b) all inventories relating to the ECDB existing as of the close of business on the last business day immediately preceding the Date of Closing (the "Inventory") (for reference purposes only all inventory relating to the ECDB as of the date hereof is set forth on Schedule 1.1(b) attached hereto (the "Preliminary
Schedule 1.1(b)"), which will be updated on the close of business on the last business day immediately preceding the Date of Closing to identify the Inventory and such updated Schedule will constitute the Inventory (the "Final
Schedule 1.1(b)");

         (c) all documents and materials, whether stored in electronic memory or otherwise, possessed by the Seller representing or relating to ECDB customer and supplier lists and leads to prospective ECDB customers and credit files of current and former ECDB customers;

         (d)  all machinery, equipment, furniture and fixtures listed on
Schedule 1.1(d) to be delivered on the Date of Closing;

         (e) all product and technical information possessed by the Seller of every nature relating to the design, manufacture and distribution of the products presently or formerly sold by the ECDB, including all sales and promotional literature, product warranties, marketing data, technical literature and data, engineering drawings, manufacturing drawings, prototypes, plans, manufacturing process sheets, computer programs and software, test data, production data, purchasing data, parts lists, instruction manuals, and other data and material, whether in written form or in other reproducible form, which is as of the date hereof and at the Date of Closing used or useful or contemplated to be used or useful at a future date in the ECDB;

         (f) all real estate and personal property leases listed on Schedule 1.1(f) attached hereto;

         (g) all purchase or sales orders as of the close of business on the last business day immediately preceding the Date of Closing (the "Backlog") (for reference purposes only all backlog relating to the ECDB as of May 4, 1995 is set forth on Schedule 1.1(g) attached hereto (the "Preliminary Schedule 1.1(g)"), which will be updated on the close of business on the last business day immediately preceding the Date of Closing and such updated Schedule will constitute the Backlog (the "Final Schedule 1.1(g)");

         (h) all requests for quotation relating to the ECDB as of the close of business on the last business day immediately preceding the Date of Closing (the "Request for Quotations") set forth on Schedule 1.1(h) to be delivered on the Date of Closing);

         (i) all insurance contracts which are assignable and cover property or liabilities of the ECDB;

         (j) only with each such employee's prior written consent, copies of the personnel records of those consenting employees of Seller who are hired by Purchaser as of or subsequent to the Date of Closing;

         (k) the interests of Seller in any and all claims of Seller attendant to the ECDB against any other person, whether now or hereafter accrued, contingent or otherwise, known or unknown, including, but not limited to claims for collection or indemnity, claims in bankruptcy, claims for contribution and choses in action; and

         (l) all documents, records and files possessed by the Seller relating to the Assets or the ECDB, which are necessary to conduct the business of the ECDB.

         1.2  Purchase Price and Allocation Thereof.

         (a) The purchase price (the "Purchase Price") for the Assets shall be the sum of:

                 (i)  One Hundred Thousand ($100,000) dollars, and

                 (ii) the sum of the net book value (determined under GAAP) of the following:

                          (A)  The Accounts Receivable;

                          (B)  The Inventory; and

                          (C) All machinery, equipment, furniture and fixtures listed on Schedule 1.1(d).

         (b) At Closing, the parties shall execute a schedule allocating the Purchase Price among the Assets. The Purchase Price allocation shall be utilized by each of the Seller and Purchaser for Federal Income Tax reporting purposes.

         1.3 Delivery of the Assets. At Closing, the Seller shall transfer and deliver to Purchaser possession of and title to the Assets along with such instruments of transfer and title as are required by Purchaser.

         1.4 Assumption of Liabilities. Except as specifically set forth below, Purchaser shall not assume and does not agree to pay, perform or discharge any debt, expense or liability of the Seller of any nature whatsoever, whether fixed or contingent, known or unknown, on the Date of Closing;

         (a) Purchaser agrees to complete and deliver such product or service as is required by the Backlog, unless such Backlog is canceled by the customer;

         (b) Purchaser assumes and agrees to perform all of Seller's obligations accruing on and after the Date of Closing under all real estate and personal property leases described in Schedule 1.1(f) attached hereto;

         (c) Purchaser assumes and agrees to pay, as and when due, Seller's accounts payable and liabilities of the ECDB accrued as of the close of business on the last business day immediately preceding the Date of Closing (the "Accounts Payable") (for reference purposes only Seller's accounts payable and liabilities of the ECDB accrued as of the date hereof are set forth on
Schedule 1.4(c) attached hereto (the "Preliminary Schedule 1.4(c)"), which will be updated on the close of business on the last business day on the Date of Closing to identify the Accounts Payable, the sum of which shall not exceed the Purchase Price, and such updated Schedule will constitute the Accounts Payable (the "Final Schedule 1.4(c)");

         (d) Purchaser assumes and agrees to pay Seller's obligations under Seller's open purchase orders for ECDB inventory purchases identified on
Schedule 1.4(d) attached hereto provided that such inventory is not of a character wherein: (i) Seller is not a franchisee of the manufacturer thereof,
(ii) is not subject to price protection or stock rotation rights, (iii) is nonreturnable or noncancellable or, (iv) was manufactured by Mitsubishi;

         1.5  Payment of the Purchase Price.

         (a)  On the Date of Closing, Purchaser shall:

                 (i) Wire transfer to Seller an amount equal to the difference between:

                          (A)  The Purchase Price, and

                          (B)  The sum of:

                          (1) The amount deposited in escrow as described in Paragraph 1.6 below; and

                          (2)  The Accounts Payable.

         1.6 Escrow Deposit. On the Date of Closing, Purchaser shall deposit in escrow with an escrow agent mutually acceptable to both parties, and pursuant to the Escrow Agreement in substantially the form attached hereto as Exhibit A, an amount equal to the greater of $1,000,000 or the sum of:

         (a) all accounts receivable included on the Final Schedule 1.1(a) to be delivered at Closing of any customer account any portion of which is aged over ninety days as of the Date of

Closing (the "Designated Accounts Receivable") (for reference purposes only all such designated accounts receivable relating to the ECDB as of the date hereof are set forth on Schedule 1.6(a) attached hereto (the "Preliminary Schedule 1.6(a)"), which will be updated on the close of business on the last business day immediately preceding the Date of Closing, and such updated schedule will constitute the Designated Accounts Receivable (the "Final Schedule 1.6(a)"); and

         (b) all Inventory included on the Final Schedule 1.1(b) to be delivered at Closing:

                 (i) for which Seller does not have in effect a franchise agreement as of the Date of Closing (except product manufactured by Fujitsu unless covered by paragraph (ii) or (iii) of this Section 1.6(b)); or

                 (ii) for which Seller has no price or stock rotation protection rights; or

                 (iii)  which is nonreturnable or noncancellable; or

                 (iv)  which represents products manufactured by Mitsubishi;

(the "Designated Inventory") (for reference purposes only all such designated inventory as of the date hereof is set forth on Schedule 1.6(b) attached hereto (the "Preliminary Schedule 1.6(b)"), which will be updated on the close of business on the last business day immediately preceding the Date of Closing and such updated schedule will constitute the Designated Inventory (the "Final
Schedule 1.6(b)").


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         2.1 Representations and Warranties of the Seller. The Seller hereby represents and warrants to Purchaser as follows:

         (a) Corporate Existence. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Seller has all requisite power and authority to carry on the ECDB as it has been and is now being conducted and to own, lease and operate the properties used in connection therewith. The Seller is duly qualified to do business and is in good standing in each jurisdiction where the ECDB requires it to be so qualified.

         (b)  Corporate Power; Authorization; Enforceable Obligations.

                 (i) The Seller has the corporate power, authority and legal right to execute, deliver and perform this Agreement. This Agreement has been, and the instruments of conveyance, assignment, transfer and all other documents delivered as required herein will be, duly executed and delivered by a duly authorized officer of the Seller, and this Agreement constitutes, and such instruments when executed and delivered will constitute, legal and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms except as may be limited by bankruptcy, insolvency and other similar laws affecting creditor's rights generally and by general equity principles.

                 (ii) The execution, delivery and performance of this Agreement by Seller does not and will not contravene, violate or breach (with or without the giving of notice or lapse of time, or both): (A) any law, rule, regulation, license or permit to which the Seller is subject, (B) any judgment, order, writ, injunction, decree or award or any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Seller, (C) the charter documents or Bylaws of the Seller; (D) with the consent of CoastFed Business Credit Corporation of any term, condition or provision of, or any indenture, agreement, contract, commitment, lease or understanding, oral or written, to which the Seller is a party, or by which any of the Assets may be bound or affected, or which give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Seller thereunder, or (E) require the consent of any other party except for Seller's shareholders, CoastFed Business Credit Corporation, Seller's landlords to its premises, lessors to its equipment leases, and governmental agency approval or regulatory requirement having jurisdiction thereof.

         (c) Accounts Receivable. The Accounts Receivable set forth on the Final Schedule 1.1(a) to be delivered at Closing will be the result of sales of electronic semiconductor components made in the ordinary course of business and will not be subject to defenses, rights of set off or counterclaims and for which Seller has not received by the Date of Closing notice of rejection or revocation of acceptance, and to the best of Seller's knowledge, will constitute on the Date of Closing the total amount due Seller on account of goods sold or services delivered in the ECDB as of the close of business immediately preceding the Date of Closing.

         (d) Inventory. Since March 31, 1995, the Seller has not changed its method of accounting for, or valuing, its inventory, and the Inventory listed on the Final Schedule 1.1(b) to be delivered at Closing to the best of Seller's knowledge will represent on the Date of Closing all inventory of the Seller in the ECDB as of the close of business on the last business day immediately preceding the Date of Closing.

         (e) Title to Properties. The Seller has good and valid title to the Assets, which on the Date of Closing will be free and clear of all liens, pledges, security interests, charges, claims, restrictions and other encumbrance or defects of title of any nature. Subject to satisfaction or waiver of the conditions precedent described in Article V, on the Date of Closing, the Seller will have the unrestricted right to sell the Assets as herein provided. The Seller does not know of any liabilities or obligations, whether accrued, absolute, contingent or otherwise, existing or arising out of any transaction entered into, or state of facts existing, on or prior to the date of this Agreement, which might give rise to a lien or claim against the Assets.

         (f) Location of Tangible Assets. The machinery, equipment, furniture and fixtures to be set forth on Schedule 1.1(d) to be delivered at Closing will be located at the Seller's leased premises identified on such Schedule.

         (g) Compliance with Law. The Seller has complied with or, following notice, has timely complied under such notice, with each law, rule or regulation to which the Assets or the ECDB business is subject, and has not failed to obtain or to adhere to, or following notice, then timely adhered to, the requirements of any license, permit or authorization necessary to the ownership of the Assets or to the conduct of the ECDB. On the Date of Closing, Seller shall be in compliance with such laws, rules, regulations, licenses, permits or authorizations necessary to the ownership and operation of Seller's Assets and the conduct of Seller's ECDB.

         (h) No Third Party Options. Except as contemplated by this Agreement, there are no existing agreements, options, commitments or rights with, to, or in any person or entity to acquire any of the Assets or any interest therein, except for those contracts entered into in the ordinary course of business consistent with past practice.

         (i) Third Party Claims. The Seller has no knowledge of any liability on account of product warranty or personal injury arising out of the sales of the ECDB.

         (j) Completeness of Disclosure. Neither this Agreement, or any schedule or exhibit attached hereto or to be delivered at Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein necessary to make any statement herein or therein contained not misleading.

         (k) Pending, Threatened or Potential Litigation. Except as disclosed on Schedule 2.1(k) attached hereto, there is no litigation, arbitration, investigation or other proceeding before any court, arbitrator or governmental or regulatory official, pending or threatened against the Seller which relates to any of the Assets or the ECDB or the transactions contemplated by this Agreement, nor is there any basis for any such litigation, arbitration, investigation or other proceeding. The Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of the court, arbitrator or governmental or regulatory official body or authority which affects the Assets or the business of the Seller or the transactions contemplated by this Agreement.

         (l)  Contracts and Commitments.

                 (i) The Seller is not a party to any written or oral agreement, contract or commitment to sell or supply products or to perform services from the ECDB, excepting the Backlog listed on the Preliminary Schedule 1.1(g), and to be listed on the Final Schedule 1.1(g).

                 (ii) To the best of Seller's knowledge, all Backlog listed on the Preliminary Schedule 1.1(g) represent, and to be listed on the Final Schedule 1.1(g) will represent, orders made in the ordinary course of business of the ECDB and Seller has not received any prepayments or credits with respect thereto. Seller has no knowledge of a default in the performance, of any material obligation, covenant or condition contained therein or to be contained therein, and no event has occurred which, with or without the giving of notice or lapse of time, or both, would constitute a default thereunder.

                 (iii) Except as disclosed on Schedule 2.1(l)(iii), Seller is not a party to any volume price discount or rebate arrangements with any customer.

         (m) Warranty Claims. There are no known facts which would cause post-Closing warranty claim experience to be greater than historical levels experienced by Seller pre-Closing.

         (n) Non-Competition, Confidentiality and Indemnification Agreements. The Seller has no material non- competition, confidentiality or indemnification agreements or covenants running to the benefit of Seller relating to the ECDB.

         (o) Broker's and Finder's Fees. Seller has retained only Von Gehr International as its agent in the negotiation relative to the Agreement and that no other person will be entitled to any brokerage or finder's fee or other commission in respect of the Agreement or the consummation of the transaction contemplated hereby.

         2.2 Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller as follows:

         (a) Corporate Existence. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

         (b) Corporate Power and Authorization. The Purchaser has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by the Purchaser have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency and other similar laws affecting creditor's rights generally and by general equity principles.

         (c) Validity of Contemplated Transactions, etc. The execution, delivery and performance of this Agreement by Purchaser does not and will not contravene, violate or breach (with or without the giving of notice or lapse of time, or both): (i) to Purchaser's knowledge any law, rule, regulation, license or permit to which the Purchaser is subject, (ii) any judgment, order, writ, injunction, decree or award or any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Purchaser,
(iii) the charter documents or Bylaws of the Purchaser, (iv) with the consent of NationsBank, any term, condition or provision of any indenture, agreement, contract, commitment, or understanding, oral or written, to which the Purchaser is a party, or (v) require the consent of any other party except for approval by NationsBank by way of waiver of various loan covenants, Seller's shareholders, Seller's landlords to its premises, lessors to its equipment leases, and governmental agency approval having jurisdiction thereof.

         (d) Broker's and Finder's Fees. All negotiations relative to this Agreement have been carried on by Purchaser directly without the intervention of any person who may be entitled to any brokerage and finder's fees or other commission in respect to this Agreement or the consummation of the transaction contemplated hereby.


                                  ARTICLE III

                                INDEMNIFICATION

         3.1  Indemnification by the Seller.

         (a) Except as otherwise expressly provided in this Article III, Seller shall defend, indemnify and hold harmless Purchaser, and shall reimburse Purchaser, for, from and against each and every claim, loss (which shall include any diminution in value), liability, judgment, damage, cost and expense (including, without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Loss" or "Losses") imposed on or incurred by Purchaser resulting from or arising out of (including without limitation, resulting from or arising out of any claim made by any third party): (A) a breach or inaccuracy of Seller's representations, warranties or covenants in this Agreement or in any certificate, instrument of transfer or other document or agreement executed in connection with this Agreement; (B) any claim by any employee or former employee of the Seller relating to discrimination, sexual harassment or other failure by Seller to comply with the federal and state equal opportunity and fair employment laws; and (C) any claim regarding an injury sustained by any person as a result of the purchase or use of any product, either directly or indirectly, sold by Seller prior to the Date of Closing; PROVIDED, HOWEVER, THAT SELLER'S MAXIMUM LIABILITY FOR INDEMNIFICATION UNDER SUBPARAGRAPH (A) OF THIS SECTION 3.1(A) (OTHER THAN CLAIMS BROUGHT FOR A BREACH OR INACCURACY OF A REPRESENTATION CONTAINED IN SECTION 2.1(A), (B) OR (E)) SHALL BE LIMITED TO THE AMOUNT SET ASIDE IN THE ESCROW ESTABLISHED PURSUANT TO SECTION 1.6 OF THIS AGREEMENT, ALL SUCH CLAIMS MUST BE MADE WITHIN SIX MONTHS OF THE DATE OF CLOSING AND WITH RESPECT TO SUCH CLAIMS THE ESCROW IS THE SOLE REMEDY; PROVIDED, FURTHER ANY CLAIMS UNDER SUBPARAGRAPHS (B) OR (C) OF THIS SECTION 3.1(A) MUST BE MADE WITHIN TWO (2) YEARS OF THE DATE HEREOF.

         3.2 Indemnification by the Purchaser. Except as otherwise expressly provided in this Article III, Purchaser shall defend, indemnify and hold harmless Seller, and shall reimburse Seller, for, from and against each and every Loss imposed on or incurred by Seller resulting from or arising out of (including without limitation, resulting from or arising out of any claim made by any third party) a breach or inaccuracy of Purchaser's represen-tations, warranties or covenants in this Agreement or in any certificate, instrument of transfer or other document or agreement executed in connection with this Agreement.

         3.3 Notice and Defense of Third-Party Claims. If any action, claim or proceeding shall be brought or asserted against the Purchaser in respect of any claim by a third party for which indemnity may be sought under Section 3.1(a) or if any action, claim or proceeding shall be brought or asserted against the Seller in respect of any claim by a third party for which indemnity may be sought under Section 3.2 (each an "Indemnified Person") from an indemnifying person or any successor thereto (the "Indemnifying Person"), the Indemnified Person shall give prompt written notice of such action or claim to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; except that any delay or failure so to notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that (A) it is prejudiced by reason of such delay or failure, or (B) the Indemnified Person fails to give notice of its claim. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and the Indemnified Person shall in good faith determine that representation by the same counsel is inappropriate, in which case the reasonable costs of the separate counsel for the Indemnified Party shall be paid by the Indemnifying Party. In the event that the Indemnifying Person, within thirty (30) days after notice of any such action or claim or such shorter period as is necessary to timely respond, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the good faith defense of such action, claim or proceeding for the account of and at the expense of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such action, claim or proceeding at any time prior to the settlement, compromise or final determination thereof. Anything in this Article III to the contrary notwithstanding, (a) the Indemnifying Person shall not, without the Indemnified Person's prior written consent, settle or compromise any action or claim or consent to the entry of any judgment with respect to any action, claim or proceeding for anything other than money damages paid by the Indemnifying Person, and (b) the Indemnified Party shall not settle or compromise any action or claim or consent to the entry of any judgment, except, where the Indemnifying Person has failed to assume the defense of such action or claim, and then only with the prior consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Person may, without the Indemnified Person's prior consent, settle or compromise any such action, claim or proceeding or consent to entry of any judgment with respect to any such action or claim that requires solely the payment of money damages by the Indemnifying Person.

         3.4 Remedy. Except as described in Section 3.1(a), the rights of indemnification provided in this Article III shall be in addition to all other remedies for all matters arising out of this Agreement.

         3.5 Survival of Covenants and Representations and Warranties. All covenants and representations and warranties made herein or in any certificate, schedule, statement, document or instrument furnished pursuant to this Agreement shall be true at the Date of Closing and except for Sections 2.1(a),
(b) and (e), 2.2(a) and (b), 6.3, and 7.3 which shall survive the Closing, all covenants and representations and warranties made herein or in any certificate, schedule, statement, document or instrument furnished pursuant to this Agreement shall survive for a period of six months. Notwithstanding any investigation or audit conducted before or after the Date of Closing or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations, warranties, covenants and agreements set forth herein.


                                   ARTICLE IV

                               FURTHER COVENANTS

         4.1 Seller's Covenants. The Seller covenants and agrees that after the date hereof until the Date of Closing and in connection with the ECDB that it shall:

         (a) carry on that business in a manner consistent with prior practice in the usual and ordinary course, and will use its best efforts to preserve its business organization and conserve the good will and relationships of its customers, suppliers, employees and others having business relations with it;

         (b) maintain its corporate existence in good standing in its jurisdiction of incorporation and in each jurisdiction in which it is qualified or required to be qualified to do business, and it will not amend its Articles or Bylaws from the forms delivered to Purchaser in a manner which would prevent or adversely affect the consummation of the transaction contemplated herein, and the continued operation by Purchaser of the ECDB from and after the Date of Closing;

         (c) not waive any material right or cancel any material contract, debt or claim, nor assume or enter into any contract, lease, license, obligation, indebtedness, commitment, purchase or sale except in the usual and ordinary course of business;

         (d) duly and timely file all reports and returns required to be filed with governmental agencies and promptly pay when due all taxes, assessments and governmental charges including interest and penalties levied or assessed, unless: (i) diligently contested in good faith by appropriate proceedings; or
(ii) the same constitutes a liability assumed by Purchaser as provided in Paragraph 1.4 above;

         (e) maintain and keep in good order, consistent with past practice, all buildings, offices, and other structures, and keep all machinery, tools, equipment, furniture, fixtures and other property in good condition, repair and working order, excepting therefrom normal wear from regular use;

         (f) maintain in full force and effect all policies of insurance now in effect;

         (g) not merge or consolidate with any other corporation, business or other entity or acquire any assets of any other corporation, business or other person, except in the ordinary course of business;

         (h) not intentionally do any act or omit to do any act or permit any omission to act which will cause a breach or default in any of its contracts, commitments or obligations;

         (i) from the date hereof, afford the Purchaser, its counsel, accountants, and other agents and representatives full access during normal business to all of its offices, properties and records attendant to the ECDB, including such access as may be necessary to allow the Purchaser to make an audit or otherwise satisfy itself of the accuracy of the representations and warranties contained in this Agreement and that the conditions contained in this Agreement have been complied with, and Seller will furnish documents and all such other information, and access to the Seller and the Seller's officers and employees for interviews, concerning its properties and business as the Purchaser may reasonably request; provided, however, that any investigation or inquiry made by the Purchaser shall not in any way affect the representations and warranties contained in this Agreement or their survival of the Closing;

         (j) not take any action or omit to take any action within its control to the extent such action or omission might result in any of the representations or warranties of the Seller set forth in this Agreement being inaccurate or incorrect on and as of the Closing Date;

         (k) not directly or indirectly, through any director, officer, agent, financial advisor or otherwise, solicit, initiate, consider, entertain or encourage submissions of proposals, offers, or letters of intent from any person or entity related to:

                 (i) any acquisition or purchase of all or any portion of the Assets, out of the ordinary course of business; or

                 (ii) to the extent approval is required by Seller, the purchase from Seller, by way of merger or otherwise, of voting shares or instruments through which voting shares may be acquired, other than through employee or director stock options;

         (l) will not knowingly fail to comply with all laws, rules, regulations licenses, permits or authorizations applicable to the ECDB and material to the operation thereof;

         (m) not enter into any transaction other than in the ordinary course of business consistent with past practice;

         (n) from and after the date hereof Seller will sell, if at all, the Designated Inventory only upon receipt of a written acknowledgement by the customer that the products sold are noncancellable and nonreturnable;

         (o) from and after the date hereof Seller agrees to use its best efforts to sell products manufactured by Fujitsu in its inventory and prior to returning the same to Fujitsu will advise Purchaser of Seller's plans regarding returns to Fujitsu of such inventory. If Purchaser so requests, Seller will not return the same and in such event, Purchaser will indemnify Seller for the credit Seller would have received had it returned the product in the event the transactions contemplated hereby are not consummated and Seller delivers said inventory to Purchaser in return for such indemnification; and

         (p) from and after the date hereof, Seller agrees to use its best efforts to prepare and file with the Securities and Exchange Commission within 10 business days of the date hereof and to distribute to its shareholders, a proxy statement requesting the shareholders to approve the transactions contemplated hereby.

                                   ARTICLE V

                        CONDITIONS PRECEDENT TO CLOSING

         5.1 Conditions Precedent to the Purchaser's Obligations. All obligations of the Purchaser to perform under this Agreement are subject to the fulfillment or satisfaction, or written waiver by Purchaser on or before the Date of Closing of each of the following conditions precedent. Purchaser covenants to use reasonable effort in satisfying those conditions precedent the fulfillment of which are within the control of Purchaser.

         (a) Any security interest shall be discharged with respect to any property comprising the Assets or the Seller's name.

         (b) Seller's representations and warranties shall remain valid and Seller shall have fully performed its covenants as herein contained.

         (c) Receipt of the consent from each governmental agency having jurisdiction over the transaction contemplated by the Agreement, or expiration of the applicable statutory or regulatory waiting period, and approval or consent from each third party which is necessary or required in order for Purchaser to acquire the Assets and conduct the ECDB as currently conducted by Seller.

         (d) Purchaser shall receive assignments of the real and personal property leases set forth on Schedule 1.1(f) as signed by the Seller and the landlords or lessors for which consent is required.

         (e) Purchaser shall have received fully executed and delivered by Seller the Non-Competition/Royalty/No- Solicitation Agreement in substantially the form attached hereto as Exhibit B.

         (f) Purchaser shall have received the written waiver by NationsBank of applicable covenants contained in agreements as between that bank and Purchaser.

         (g) Approval of the shareholders of Seller, as required by the California General Corporation Law.

         (h) Purchaser shall have received fully executed and delivered by Ronald Mabry an Employment Agreement with terms and conditions in substantially the form set forth in a letter agreement between Purchaser and Mr. Mabry.

         (i) No litigation shall have been commenced or threatened, the effect of which could restrain or prevent the carrying out of the transaction contemplated in the Agreement, or in which an unfavorable result could have a material adverse affect on the ECDB.

         5.2 Conditions Precedent to the Seller's Obligations. All obligations of the Seller to perform under this Agreement are subject to the fulfillment or satisfaction, or written waiver by Seller on or before the Date of Closing, of each of the following conditions precedent. Seller covenants to use reasonable effort in satisfying those conditions precedent the fulfillment of which are within the control of Seller.

         (a) Purchaser's representations and warranties shall remain valid and Purchaser shall have fully performed its covenants as herein contained.

         (b) Seller shall have received fully executed and delivered by Purchaser the Non-Competition/Royalty/No- Solicitation Agreement in substantially the form attached hereto as Exhibit B.

         (c) No litigation shall have been commenced or threatened, the effect of which could restrain or prevent the carrying out of the transaction contemplated in the Agreement, or in which an unfavorable result could have a material adverse affect on the ECDB.

         (d) Receipt of the consent from each governmental agency having jurisdiction over the transaction contemplated by the Agreement, or expiration of the applicable statutory or regulatory waiting period, and approval or consent from each third party which is necessary or required in order for Seller to sell or Purchaser to acquire the Assets and conduct the ECDB.

         (e) Approval of the shareholders of Seller, as required by the California General Corporation Law.

         (f) Seller shall have obtained the consent of CoastFed Business Credit Corporation.


                                   ARTICLE VI

                        CLOSING, ITEMS TO BE DELIVERED,
                  THIRD PARTY CONSENTS AND FURTHER ASSURANCES

         6.1 Closing. The closing ("Closing") of the sale and purchase of the Assets shall take place after satisfaction or written waiver of all conditions precedent described in Article V and within ten business days of the last of said conditions precedent being so satisfied or waived or as soon thereafter as may be mutually designated (the "Date of Closing"), and shall take place at the offices of Pillsbury

Madison & Sutro, 2700 Sand Hill Road, Menlo Park, California, 94025.

         6.2 Items to be Delivered at Closing. At Closing and subject to the terms and conditions herein contained:

         (a) The Seller will deliver, or cause to be delivered, to the Purchaser in form acceptable to Purchaser the following:

                 (i) a general instrument of sale, conveyance, assignment, transfer and delivery with respect to all of the Assets, such instrument to be in a form mutually acceptable to the parties;

                 (ii) such specific instruments of sale, conveyance, assignment, transfer and delivery with respect to any of the Assets as the Purchaser shall reasonably request;

                 (iii) an opinion of counsel for the Seller dated the Closing Date in a form mutually acceptable to the parties;

                 (iv) a good standing certificate for the Seller, dated not more than thirty (30) business days prior to the Date of Closing issued by the States of California, Washington, Oregon and Massachusetts;

                 (v) a certificate of the Secretary of the Seller, in in a form mutually acceptable to the parties;

                 (vi) Delivery of all or adequate arrangement therefore of the Assets;

                 (vii) Such consents which will permit Purchaser to use the name "Reptron/Western" and further designate that Purchaser is in part the "successor to the electronic component division of Western Micro Technology, Inc." or language of similar effect for a period of six months following the Date of Closing in those jurisdictions in which Seller currently conducts the ECDB;

                 (viii) Fully executed Non-Competition/Royalty/No-Solicitation Agreement attached hereto as Exhibit B;

                 (ix) Written acknowledgment by Von Gehr International of full payment and satisfaction of all amounts due it for the services rendered by it on behalf of Seller in connection with the transaction.

         (b)  The Purchaser shall deliver the following:

                 (i) wire transferred funds to the Seller in the amount identified in subparagraph 1.5(a)(i);

                 (ii) wire transferred funds to the Escrow Agent in the amount identified in paragraph 1.6;

                 (iii) An opinion of counsel for the Purchaser dated the Date of Closing Date in a form mutually acceptable to the parties;

                 (iv) Certificate of the Secretary of the Purchaser in a form mutually acceptable to the parties.

         (c)  Purchaser and Seller shall execute and exchange:

                 (i)  a Closing Statement;

                 (ii)  Escrow Agreement in substantially the form of Exhibit A;

                 (iii) a written statement allocating the Purchase Price among the Assets shall include the information necessary for the Purchaser and Seller to complete IRS Form 8594, "Asset Acquisition Statement Under Section 1060," with respect to the sale and purchase of the Assets hereunder;

                 (iv) copies of all federal or state agency approvals required for the consummation of the transaction contemplated herein.

         6.3 Other Documents. The Seller, from time to time after the Date of Closing, at the Purchaser's request, will execute, acknowledge and deliver to the Purchaser such other instruments of conveyance and transfer, and will execute and deliver such other documents and certifications as the Purchaser may reasonably request in order to vest more effectively in the Purchaser, or to put the Purchaser more fully in possession of any of the Assets, or to better enable the Purchaser to complete, perform or discharge any of the obligations with respect to Purchase and Sales Orders at the sole cost and expense of Purchaser.

                                  ARTICLE VII

                                 MISCELLANEOUS

         7.1  Termination.

         (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time on or before the Date of Closing only as follows:

                 (i) by the Purchaser for the failure of the fulfillment or satisfaction of any condition precedent described in Paragraph 5.1 unless waived by Purchaser in writing of each condition precedent so unfulfilled or unsatisfied;

                 (ii) by the Seller for the failure of the fulfillment or satisfaction of any condition precedent described in Paragraph 5.2 unless waived by Seller in writing of each condition precedent so unfulfilled or unsatisfied;

         7.2 Expenses. The parties hereto shall pay their own expenses, including without limitation, their legal fees, incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

         7.3  Post Closing Administration.

         (a) The Seller agrees that after the Date of Closing, it will hold in trust and will promptly transfer and deliver to the Purchaser, from time to time as and when received by it, any cash, checks (without converting such checks into cash) or other property that it may receive on or after the Date of Closing in respect of the Assets purchased hereunder or to post-Closing invoices issued by Purchaser. On or about the Date of Closing, the Seller and Purchaser will prepare and mail or deliver to customers, suppliers, creditors and such other third parties as is reasonably appropriate, a joint notification of the sale of the Assets to the Purchaser and such further direction as is required.

         (b) The Purchaser agrees that after the Date of Closing, it will hold in trust and will promptly transfer and deliver to the Seller, from time to time as and when received by it, any cash, checks (without converting such checks into cash) or other property that it may receive on or after the Date of Closing in respect of any of Seller's assets not purchased hereunder.

         (c) The Seller agrees that after the Date of Closing, it will promptly pay all invoices for product or services delivered pre-Closing for which the liability of which is not being assumed by Purchaser or is not set forth on the Final Schedule 1.4(c).

         7.4 Contents of Agreement: Parties in Interest. etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

         7.5 Assignment and Binding Effect. All of the terms and provisions of this Agreement to the extent applicable to the parties hereto shall be binding upon and inure to the benefit of and are enforceable by the Seller and Purchaser, and their respective personal representatives, successors and assigns.

         7.6 Waiver. Any term or provision of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof by a written instrument duly executed by such party or parties. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any further occasion. All rights and remedies of the parties hereto shall be cumulative and may be exercised separately or concurrently.

         7.7 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by facsimile or by registered, certified mail, postage prepaid, or federal express or other reputable third-party overnight courier, as follows:

If to the Purchaser to:                 With a required copy to:

Reptron Electronics, Inc.               William L. Elson
14401 McCormick Drive                   3000 Town Center
Tampa, Florida 33626                    Suite 2690
Attn:  Paul J. Plante,                  Southfield, Michigan 48075
Vice-President of Finance               Fax No.: (810) 358-4425
Fax No.: (813) 855-1697

If to the Seller, to:                   With a required copy to:

Western Micro Technology, Inc.          Katharine A. Martin
12900 Saratoga Avenue                   Pillsbury Madison & Sutro
Saratoga, California 95070              2700 Sand Hill Road
Attn:  James W. Dorst                   Menlo Park, CA 94025
Chief Financial Officer                 Fax No.: (415) 233-4545
Fax No.: (408) 255-5066

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

         7.8 California Law to Govern. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of California.

         7.9 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring any rights on any other person whether or not any such third person is specifically identified herein.

         7.10 Headings, Gender and "Person." All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

         7.11 Exhibits and Schedules. All exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         7.12 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         7.13 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written above.

                                        WESTERN MICRO TECHNOLOGY, INC.



                                        By /s/ P. Scott Munro

                                        Its  President


                                        REPTRON ELECTRONICS, INC.



                                        By /s/ Paul Plante

                                        Its  Chief Financial Officer

                                  APPENDIX B


                     [VON GEHR INTERNATIONAL LETTERHEAD]




May 5, 1995



Board of Directors
Western Micro Technology, Inc.
12900 Saratoga Avenue
Saratoga, CA 95070

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Western Micro Technology, Inc. ("Western" or the "Company") of the consideration to be paid by Reptron Electronics, Inc. ("Reptron") for Western's electronic semiconductor components distribution business (the "Business") in the sale transaction between Western and Reptron as set forth in the Purchase Agreement dated May 5, 1995 (the "Agreement"). This transaction, as described in the Agreement, consists of the purchase of assets and the assumption of selected liabilities, having a cash value to Western of $13.315 million, subject to closing adjustments.

Von Gehr International, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and corporate partnering transactions.

In arriving at our opinion, we have reviewed the Agreement, the form of the Escrow Agreement attached as Exhibit A thereto, the form of the Non-Competition/Royalty/No-Solicitation Agreement attached as Exhibit B thereto, and have reviewed financial, product and other information that was furnished to us by Western. We also have held discussions with members of the senior management of Western regarding the historic and current business operations and future risks and prospects of the Company including their expectation for certain strategic benefits of the transaction. As part of these discussions, we also reviewed other sale transactions contemplated by

Western Micro Technology, Inc.                                          Page 2
Board of Directors                                                 May 5, 1995



the Company over the last twenty-four months and we independently pursued potential alternatives without success. In addition, we have compared certain financial and securities data, both historic and projected, of Western with those of various other companies engaged in businesses we considered comparable with securities which are traded in public markets, analyzed prices paid in certain other similar business combinations, and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

We have assumed, without independent verification, the accuracy, completeness and fairness of all of the financial statements, product information, marketing strategies and other information regarding Western which has been provided to us by the Company and its representatives. We did not make any independent evaluation of Western's assets or intellectual property nor did we review any of the Company's corporate records.

Based on the foregoing and such other factors as we deem relevant, we are of the opinion, as of the date hereof, that the payment in cash by Reptron to Western of the sum of (i) $100,000 plus (ii) the aggregate net book value of the assets of the Business and Reptron's assumption of selected liabilities, as set forth in the Agreement is fair, from a financial point of view, to Western's shareholders.

Sincerely Yours,



/s/  VON GEHR INTERNATIONAL
- ----------------------------
     Von Gehr International

                          WESTERN MICRO TECHNOLOGY, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                FOR SPECIAL MEETING OF SHAREHOLDERS--JULY 21, 1995

                The undersigned Shareholder of Western Micro Technology, Inc. (the "Company") acknowledges receipt of a copy of the Notice of Special Meeting of Shareholders of the Company and the accompanying Proxy Statement dated June 30, 1995 and, revoking any Proxy heretofore given, hereby constitutes and appoints James W. Dorst and P. Scott Munro, each of them, with full power of substitution, as attorneys,
   P     agents and proxies of the undersigned to appear and vote all of the
   R     shares of common stock of the Company standing in the name of the
   O     undersigned which the undersigned could vote if personally present at
   X     the Special Meeting of Shareholders of the Company to be held at 12900
   Y Saratoga Avenue, Saratoga, California, on Friday, July 21, 1995, at 10:00 a.m., local time, and at any adjournments or postponements thereof, upon the following item as set forth in the Notice of Annual Meeting and Proxy Statement and to vote according to their discretion on all other matters which may be properly presented for action at the meeting or any adjournments or postponements thereof.

- --------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE






                                      (Continued and to be signed on other side)

                                                                   Please mark
                                                             /x/   your votes
                                                                   as in this
                                                                   example
           --------------
               COMMON
                                                         FOR  AGAINST  ABSTAIN
         To approve the sale of certain of the assets    / /    / /      / /
         of the Company, comprised of all of the
         operating assets of the Company's electronic semiconductor components distribution business, to Reptron Electronics, Inc., pursuant to the terms and conditions of the Asset Purchase
         Agreement dated as of May 5, 1995 in the form attached as Appendix A to the Proxy Statement.

        ALL SHARES WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR THE PROPOSAL SET FORTH IN THE PROXY STATEMENT.

        A majority of said attorneys or their substitutes who shall be present and act, or if only one shall attend, then that one, shall have and may exercise all the powers of said attorneys hereunder.

                                         I PLAN TO ATTEND THE MEETING    / /

                                            COMMENTS/ADDRESS CHANGE      / /
                                          Please mark this box if you
                                          have written comments/address
                                          change on the reverse side.

                                 [Signature(s) should agree with stenciled name(s).] When signing as attorney, guardian, executor, administrator or trustee, please give title. If the signer is a corporation, please give the full corporate name and sign by a duly authorized officer, showing the officer's title. EACH joint owner is requested to sign.


Signature                                                  Date
         -------------------------------------------------     ---------------

Joint Owner's Signature                                    Date
                        ----------------------------------     ---------------

PLEASE EXECUTE AND RETURN THIS PROXY PROMPTLY. YOUR COOPERATION WILL BE APPRECIATED.